Exhibit 99

PIK FACILITY AGREEMENT

DATED AS OF JANUARY 25, 2006

€350,000,000

CREDIT FACILITY

FOR

NORDIC TELEPHONE COMPANY FINANCE APS

ARRANGED BY

DEUTSCHE BANK AG, LONDON BRANCH

CREDIT SUISSE INTERNATIONAL

WITH

DEUTSCHE BANK AG, LONDON

acting as PIK Facility Agent

CONFORMED COPY

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION	1

	SECTION 2
	THE FACILITY
2.	THE FACILITY	20
3.	PURPOSE	20
4.	CONDITIONS OF UTILISATION	21

	SECTION 3
	UTILISATION
5.	UTILISATION	24

	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT	25
7.	PREPAYMENT AND CANCELLATION	25

	SECTION 5
	COSTS OF UTILISATION
8.	INTEREST	31
9.	[RESERVED]	32
10.	FEES	32

	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
11.	TAX GROSS-UP AND INDEMNITIES	33
12.	[RESERVED]	37
13.	OTHER INDEMNITIES	37
14.	MITIGATION BY THE LENDERS	39
15.	COSTS AND EXPENSES	39

	SECTION 7
	[RESERVED]
16.	[RESERVED]	41

	SECTION 8
	UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT	43
18.	INFORMATION UNDERTAKINGS	51
19.	[RESERVED]	52
20.	GENERAL UNDERTAKINGS	52
21.	EVENTS OF DEFAULT	55

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	SECTION 9
	CHANGES TO PARTIES
22.	CHANGES TO THE LENDERS	57
23.	CHANGES TO THE OBLIGORS	63

	SECTION 10
	THE FINANCE PARTIES
24.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS	64
25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	70
26.	SHARING AMONG THE FINANCE PARTIES	71

	SECTION 11
	ADMINISTRATION
27.	PAYMENT MECHANICS	73
28.	SET-OFF	76
29.	NOTICES	76
30.	CALCULATIONS AND CERTIFICATES	79
31.	PARTIAL INVALIDITY	79
32.	REMEDIES AND WAIVERS	79
33.	AMENDMENTS AND WAIVERS	79
34.	COUNTERPARTS	81

	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
35.	GOVERNING LAW	82
36.	ENFORCEMENT	82

THE SCHEDULES

SCHEDULE	PAGE
SCHEDULE 1 The Original Parties	85
SCHEDULE 2 Conditions precedent	87
SCHEDULE 3 Utilisation Request	89
SCHEDULE 4 Form of Transfer Certificate	90
SCHEDULE 5 Form of Compliance Certificate	93
SCHEDULE 6 Timetables	94
SCHEDULE 7 Confidentiality undertaking	1
SCHEDULE 8 Summary of Terms and Conditions	1
SCHEDULE 9 Covenants	94

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THIS AGREEMENT (this “Agreement”) is dated as of January 25, 2006 and made between:

(1)                            NORDIC TELEPHONE COMPANY FINANCE APS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173265) having its seat in Denmark and its registered office at Langelinie, Alle 35 2100 København Ø, Denmark (the “Company”);

(2)                            DEUTSCHE BANK AG, LONDON BRANCH and CREDIT SUISSE INTERNATIONAL (whether acting individually or together the “Arrangers”);

(3)                            THE INSTITUTIONS listed in Part II of Schedule 1 (The Managers, Underwriters and Original Lenders) as lenders (the “Managers”); and

(4)                            DEUTSCHE BANK AG, LONDON as PIK Facility Agent of the Lenders (the “PIK Facility Agent”).

The parties hereto are parties to the Existing PIK Facility Agreement (as defined hereinafter).  On and from the Effective Date, the parties hereto desire to replace the Existing PIK Facility Agreement with this Agreement.

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement:

“2006 Target Bonds” means the 5.875% Notes due 2006, issued by the Target pursuant to the terms and conditions of the Offering Circular for the US$3,000,000,000 Euro Medium Term Notes dated 9 April 2001.

“Accounting Report” means the accounting due diligence report relating to the Midco Group and prepared by PricewaterhouseCoopers LLP in the Agreed Form.

 “Adjustment Date” means the earliest of:

(a)                             the date on which all Tenders have been completed in accordance with their respective terms;

(b)                            the date falling four Months after the Closing Date; or

(c)                             such date, if any, as the Company confirms to the PIK Facility Agent in writing that no Tender is to be launched, offered, called or made.

“ADRs” means American Depositary Receipts in respect of ordinary shares of the Target.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means, in relation to a document, that:

(a)                             it is in a form initialled by or on behalf of the Company and the PIK Facility Agent on or before the signing of this Agreement for the purposes of identification; or

(b)                            if not falling within paragraph (a) above, it is in form and substance satisfactory to the PIK Facility Agent (acting reasonably) and initialled by or on behalf of the PIK Facility Agent for the purposes of identification or is in a form set out in a Schedule to this Agreement.

“Agreed Sources and Uses Spreadsheet” means the spreadsheet contained in the agreed model prepared by Initial Investors and initialled by the PIK Facility Agent and the Company for the purposes of identification only on or about January 24, 2006 which, amongst other things, contains the agreed methodology by which the maximum aggregate amount of Term Loans under Facility A1, Facility B1, Facility C1 and Cash Bridge Facility A (each as defined in the Senior Facilities Agreement) that are to be outstanding at any time are determined having regard to the number of Target Shares owned by Bidco at such time.

“Availability Period” means the period from and including the Closing Date to and including the date falling 120 days after the Closing Date.

“Available Commitment” means a Lender’s Commitment minus the amount of its participation in any outstanding Loan.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bidco” means Nordic Telephone Company ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29146780) having its seat in Denmark and its registered office at Langelinie, Alle 35, 2100 København Ø, Denmark, which (other than any shares owned by directors (or other officers) of Bidco solely (to the minimum extent permitted) so as to comply with applicable laws requiring such shareholding to be maintained) is a wholly owned direct subsidiary of Midco.

“Board” means the Board of Governors of the Federal Reserve System of the US (or any successor).

 “Bridge Facility” means the facility made available under the Bridge Facility Agreement (including any loans made pursuant to the “Extended Loan Credit Agreement” and any “Exchange Notes” issued under the “Exchange Notes Indenture” (each term as defined in the Bridge Facility Agreement)).

“Bridge Facility Agent” means the Facility Agent under the Bridge Facility Agreement.

“Bridge Facility Agreement” means the €2,275,000,000 bridge facility agreement dated on or about November 30, 2005 among Midco, certain Group Companies as borrowers and guarantors, the Bridge Lenders, the Bridge Facility Agent and J.P. Morgan Europe Limited as security agent, as amended, supplemented or otherwise modified from time to time.

“Bridge Facility Fee Letter” means any letter or letters entered into by reference to the Bridge Facility Agreement between one or more of the Bridge Finance Parties and Midco setting out any fees in relation thereto.

“Bridge Finance Documents” means the Finance Documents under the Bridge Facility Agreement.

“Bridge Finance Parties” means the Finance Parties under the Bridge Facility Agreement.

“Bridge Lenders” means the lenders under the Bridge Facility Agreement.

“Business Plan” means the financial model, including profit and loss statement, balance sheet and cash flow projections, in the Agreed Form, relating to the Group (including the Target Group).

“Certain Funds Period” means the period from and including the Closing Date to and including the earlier of:

(a)                                 the later of:

(i)                                  the date which is the originally scheduled maturity date of the 2006 Target Bonds; and

(ii)                               the date falling four Months after the Closing Date; and

(b)                            the date on which the Offer is withdrawn or terminated.

“Closing Date” means the date on which the Loans are first drawn down under the Existing PIK Facility Agreement.

“Commitment” means as to any Lender, its obligation to make a Loan to the Company pursuant to Clause 2.1 in an amount equal to the amount set forth under such Lender’s name in Schedule I, Part 2 opposite the caption “Commitment Amount” or in the Transfer Certificate pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Clause 7.2

(Cancellation) Clause 7.3 (Voluntary prepayment) and Clause 22 (Changes to the Lenders).  The aggregate Commitments on the Closing Date shall not exceed €350,000,000.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Compulsory Acquisition Procedures” means:

(a)                           compulsory acquisition pursuant to the Articles of Association (in Danish: “Vedtaegtsbesternt tvangsindløsning”) pursuant to Section 79(2) ((3)) of the Danish Public Companies Act; or

(b)                             the procedure established by Sections 20(b) to 20(e) of the Danish Public Companies Act,

in both cases requiring any remaining minority shareholders of the Target below a certain level after the Closing Date to sell to Bidco all of their respective Target Shares such that, following the implementation and completion thereof, Bidco owns all of the Target Shares.

“Danish FSA” means the Danish Financial Services Authority (“Finanstilsynet”).

“Danish Obligor” means an Obligor incorporated or established under the laws of the Kingdom of Denmark.

“Danish Public Companies Act” means the Danish Companies Consolidated Act No.1001 of 8 October 2004 with later amendments.

“Danish Securities Trading Act” means the Danish Securities Trading etc. Consolidated Act No 843 of 7 September 2005.

“Danish Takeover Order” means the Executive Order no. 618 of 23 June 2005 issued pursuant to the Danish Securities Trading Act.

“DCCA” means the Danish Commerce and Companies Agency.

“Debt Cover” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Default” means an Event of Default or any event or circumstance specified in Section 6.01 of Schedule 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the PIK Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Effective Date” has the meaning given to such term in Clause 35 (Termination of Existing PIK Facility Agreement) hereof.

“Event of Default” means any event or circumstance specified as such in Section 6.01 of Schedule 9 (Events of Default).

“Exchange Notes” has the meaning given to such term in the Bridge Facility Agreement.

“Existing PIK Facility Agreement” means the PIK Facility Agreement dated as of November 30, 2005, among the Company, Deutsche Bank AG, London, as PIK Facility Agent, Deutsche Bank AG, London Branch, and Credit Suisse International (formerly “Credit Suisse First Boston International”), as arrangers, and the other parties listed therein, as in effect immediately prior to the date hereof to the Effective Date.

“Facility Office” means the office or offices notified by a Lender to the PIK Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Financial Indebtedness” has the meaning given to such term in the Bridge Facility Agreement.

“Financial Quarter” has the meaning given to that term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Finance Company” means a company which is a (direct or indirect) wholly owned Subsidiary of Midco, is a sister company, and not a Subsidiary of, Bidco, and does not own any shares or interest in any other person.

“Finance Party” means the PIK Facility Agent, the Arrangers or a Lender.

“Funds Flow Memorandum” means:

(a)                                  the funds flow memorandum in the Agreed Form containing details of the indicative flow of funds on the Closing Date such details having been prepared on the basis of information available at the time of preparation and applying assumptions which were, at the time it was compiled, considered by the Company and the PIK Facility Agent to be reasonable; and

(b)                                 any replacement Funds Flow Memorandum that may from time to time be agreed between the Company and the PIK Facility Agent, it being understood that they will to the extent it is required (as appropriate) discuss in good faith with a view to preparing and agreeing a revised funds flow memorandum.

If a precise funds flow memorandum is not able to be settled as contemplated above at the time of drawing of the Loans, to the extent it has not and it is relevant to the Loans, references in this Agreement to payment being made in accordance with the Funds Flow Memorandum (or similar) shall be construed as being a reference to payment being made in a manner such that, where applicable, the obligations of Bidco in respect of the Offer will be able to be fulfilled and in all other respects, so as to fulfill the transactions to which such Loans relate as contemplated in this Agreement and provided further, any amount relating to Transaction Costs payable by members of the Group shall not exceed the amount agreed between the Company and the Arrangers as the same is provided for in the Agreed Sources and Uses Spreadsheet.

“Group” means the Company and its Subsidiaries.

“High Yield Notes” means high yield notes due no earlier than 9.5 years after the Closing Date to be issued by the High Yield Notes Issuer on terms consistent with the Intercreditor Agreement for the purposes of replacing or refinancing the Bridge Facility or, if the High Yield Notes are able to be issued on or before the Closing Date such that a drawing is not required to be made under the Bridge Facility, making payment in lieu of the Initial Loans under the Bridge Facility Agreement and, if applicable, for the purpose of refinancing part of the Senior Facilities (and shall include, for the avoidance of doubt, “Demand Securities” as defined in the Bridge Facility Agreement or any other demand securities or other debt instrument other than any “Exchange Notes” (as defined in the Bridge Facility Agreement) issued by the High Yield Notes Issuer in compliance with the “Notes Major Terms” and the “Notes Guarantee Maturity Provisions” (each as defined in the Intercreditor Agreement)).

“High Yield Notes Documents” means the documents identified as High Yield Notes Documents in the Bridge Facility Agreement.

“High Yield Notes Indenture” means the indenture to be executed by the High Yield Notes Issuer and the trustee of the High Yield Notes pursuant to which the High Yield Notes are issued.

“High Yield Notes Issuer” has the meaning given to such term in the Bridge Facility Agreement.

“High Yield Notes Trustee” means the trustee of the High Yield Notes under the High Yield Notes Indenture.

“Holdcos” means each of Topco, InterCo, the Company, Midco, Bidco, the Finance Company and any other entity through which Midco holds, directly or indirectly, an interest in the Finance Company.

“Holders” means the Lenders and the PIK Note Holders.

 “Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by Midco concerning the Midco Group which, at the request of the Company and on its behalf, is to be prepared in relation to this transaction and distributed by the Arrangers to selected institutions in connection with the syndication of the Senior Facilities, the Bridge Facility and the PIK Facility.

“Initial Investors” means:

(a)                             funds or partnerships managed or advised by Apax Partners Worldwide LLP or an Affiliate thereof;

(b)                            Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone FI Communications Partners (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Participation Partnership (Cayman) IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them or by The Blackstone Group International Limited;

(c)                             KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership and funds or partnerships related, managed or advised by Kohlberg Kravis Roberts & Co. Ltd. or any of them or any Affiliate of any of them;

(d)                            funds advised by Permira Advisers KB or an Affiliate thereof; and

(e)                             Providence Equity Offshore Partners V L.P., Providence Equity Operating Partners V L.P., Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them.

“Intellectual Property” means:

(a)                             any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)                              the benefit of all applications and rights to use such assets of each member of the Group.

“InterCo” means Nordic Telephone Company Administration ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29176396) having its seat in Denmark and registered office at Langelinie Alle 35, 2100 Københaven Ø, Denmark, which is, as at the Closing Date, the immediate Holding Company of the Company and the immediate Subsidiary of Topco.

“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into between, amongst others, the Bridge Finance Parties, the Senior Finance Parties, and, after issue of the High Yield Notes, the High Yield Notes Trustee (or in the case of any other refinancing of the Bridge Facility, the equivalent under that other refinancing), the Company, the Original Intercompany Lenders and the Original Intercompany Borrowers (as defined in the intercreditor agreement) in the Agreed Form, as amended from time to time.

“Interest Period” means in relation to a Loan, each period determined in accordance with Clause 8.4 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

“Interest Rate” means 12.75%.

“Investor Documents” means:

(a)                             the memorandum and articles of association of Midco;

(b)                            any subscription agreement for shares of Midco;

(c)                             any Permitted Subordinated Debt Document (as defined in the Bridge Facility Agreement);

(d)                            the Intercreditor Agreement; and

(e)                             the Investors’ Equity Commitment Letter.

“Investors” means the Initial Investors and any of their assignees or transferees and any assignee or transferee (direct or indirect) of any interest in the Company.

“Investors’ Equity Commitment Letter” means the letters dated on or about November 30, 2005 (as may be amended or restated from time to time) in the Agreed Form between the Initial Investors and the Holdcos containing, amongst other things, a commitment by the Initial Investors to make available directly or indirectly to Bidco an amount (when taken together, and without double counting) equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

“Legal Due Diligence Report” means (a) the legal due diligence report prepared by Bech-Bruun, in relation to Danish law-governed matters, with input from Abel & Skovgård Larsen Law Firm in relation to Danish labour law and works council matters, Baker & McKenzie Zurich, Switzerland, in relation to Swiss-law governed matters, Gleiss-Lutz in relation to Polish-law governed matters and relating to the Target Group in the Agreed Form and (b) the legal due diligence report prepared by Simpson Thacher & Bartlett LLP, in relation to English and New York law-governed matters relating to the Target Group in the Agreed Form.

“Legal Reservations” means:

(a)                             the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)                            the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; and

(c)                             any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the PIK Facility Agent pursuant to Clause 4.1 (Conditions precedent) or delivered in connection with any other provision of or otherwise in connection with any PIK Finance Document (provided that where any such legal opinion has been delivered in relation to the Company and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to the Company and/or document (other than in the case where the definition is used in respect of any person and/or a document in respect of which a legal opinion has not been rendered under this Agreement, where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document)).

“Lender” means:

(a)                             any Manager; and

(b)                            any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders).

“Loan” has the meaning assigned to such term in Clause 2.1 (the Commitment).

“Majority Lenders” means a Lender or Lenders and/or Holders voting as a class whose Loans and any PIK Notes aggregate more than 50 per cent. of the aggregate principal amount of the Loans and any PIK Notes outstanding at such time (or if no Loans are outstanding, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the aggregate amount of Commitments at such time).

“Margin Stock” has the meaning given to that term in Regulation U of the Board as in effect from time to time.

“Market Purchases” means market and other purchases of Target Shares (other than pursuant to the Offer or any Compulsory Acquisition Procedure).

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on:

(a)                             the business, assets or financial condition of the Group taken as a whole (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt (as defined in the Bridge Facility Agreement) directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

(b)                                  the ability of the Group taken as a whole to perform its payment obligations under the PIK Finance Documents (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt (as defined in the Bridge Facility Agreement) directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made).

“Maturity Date” means the eleventh anniversary of the Closing Date or, if such date is not a Business Day, the Business Day next preceding such eleventh anniversary.

“Midco” means Nordic Telephone Company Holding ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29174202) having its seat in Denmark and its registered office at c/o Bech-Bruun Langelinie, Alle 35, 2100 København,  Denmark.

“Midco Group” means Midco and its Subsidiaries.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                             if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                            if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                             if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

“New Equity” means:

(a)                             a subscription for ordinary shares in the Company; or

(b)                            any other form of equity contribution to the Company previously agreed to by the PIK Facility Agent (acting reasonably) in writing,

in each case where such subscription or contribution does not result in a Change of a Control.

“Offer” means the offer to be made by Bidco to acquire the Target Shares substantially on the terms and conditions set out in the Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.

“Offer Advertisement” means an advertisement to be published through the Copenhagen Stock Exchange A/S and published, issued or otherwise placed in one or more daily Danish national newspapers by or on behalf of Bidco announcing or otherwise setting out the terms and conditions of the Offer in accordance with Section 9 of the Danish Takeover Order.

“Offer Documents” means the Offer Advertisement and the Offering Circular, each in the Agreed Form and any amendments or supplements thereto not in breach of this Agreement.

“Offering Circular” means the public offer document approved by the Copenhagen Stock Exchange A/S setting out the terms of the Offer.

“Original Financial Statements” means the consolidated audited financial statements for the Target and its Subsidiaries for the financial year ended 31 December 2004.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PIK Documents” means the PIK Note Indenture and the PIK Notes.

“PIK Exchange Date” means the date 20 Business Days after the earlier of (i) the issuance of any High Yield Notes, (ii) the issuance of any Demand Securities (as defined in the engagement letter relating to the issuance of High Yield Notes) or (iii) the issuance of any Exchange Notes, provided that such date may be postponed for so long as and to the extent that legal or regulatory restrictions make it reasonably necessary in the opinion of the Company’s counsel or otherwise desirable as the Arrangers and the Company may determine in their reasonable discretion.

“PIK Facility” means the facility made available under this Agreement.

“PIK Facility Fee Letter” means any letter or letters entered into by reference to the Existing PIK Facility Agreement between any one or more of the Finance Parties and the Company, provided that, on and from the Effective Date, any references in such letter or letters to the Existing PIK Facility Agreement shall be construed as references to this Agreement.

“PIK Finance Documents” means each of: (a) this Agreement; (b) any Accession Letter; (c) any Utilisation Request; (d) any Transfer Certificate and (e) any other document or agreement designated as such by the PIK Facility Agent and the Company.

“PIK Note Holders” means registered holders of the PIK Notes.

“PIK Note Indenture” shall have the meaning assigned to such term in Clause 20.5.1.

“PIK Notes” shall mean the securities issued under the PIK Note Indenture with such terms and conditions described in Schedule 8 hereto.

“Pro Rata Share” means the proportion which a Lender’s Commitment bears to all the Commitments.

“Related Fund” means, in relation to a trust, fund or other entity, another trust, fund or other entity which:

(a)                             is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and

(b)                            has the same fund manager or asset manager or, if managed by different fund managers or asset managers, the fund managers or asset managers are Affiliates, or is owned by the same person as the first trust, fund or other entity.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to U.S. Dollars, the London interbank market.

“Relevant Period” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Repeating Representations” means the representations and warranties in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.5 (Authorisations) and 17.16 (Good title to assets).

“Reports” means the Accounting Report, the Legal Due Diligence Reports and the Market Report.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” means:

(a)                             any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security or security interest or any other agreement or arrangement having a substantially similar effect; and

(b)                            a transaction under which any member of the Group will:

(i)                                  sell, transfer or otherwise dispose of any of its assets on terms whereby they are contractually required to be leased to or re-acquired by any other member of the Group;

(ii)                               sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                            enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                           enter into any other arrangement with the effect of conferring a preferential right to assets in an insolvency,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Senior Facilities” means the facilities made available by the Senior Lenders under the Senior Facilities Agreement.

“Senior Facilities Agreement” means the €9,600,000,000 senior facilities agreement dated on or about November 30, 2005 between Midco, certain Group Companies as borrowers and guarantors, the Senior Lenders, the Senior Facility Agent and J.P. Morgan Europe Limited as security agent, as amended, supplemented or otherwise modified from time to time.

“Senior Facility Agent” means the Facility Agent under the Senior Facilities Agreement.

“Senior Finance Documents” means the Senior Finance Documents under and as defined in the Senior Facilities Agreement.

“Senior Finance Parties” means the Finance Parties under the Senior Facilities Agreement.

“Senior Lenders” means the Lenders under the Senior Facilities Agreement.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).

“Structure Memorandum” means the structure reports relating to the Offer, the Senior Facilities, the Bridge Facility and the PIK Facility prepared by Bech-Bruun and PricewaterhouseCoopers LLP in the Agreed Form.

“Target” means TDC A/S.

“Target Bonds” means:

(a)                             the DEM 500,000,000 5.00% Notes due 2008, (ISIN: XS0088684849)issued by the Target;

(b)                            the JPY 3,000,000,000 1.28% Notes due 2008, (ISIN: XS0131967613) issued by the Target;

(c)                             the €350,000,000 5.625% Notes due 2009, (ISIN: XS0142545796) issued by the Target;

(d)                            the €1,000,000,000 5.20% Notes due 2010, (ISIN: XS0161466254) issued by the Target;

(e)                             the €700,053,000 3.875% Notes due 2011, (ISIN: XS0207600528) issued by the Target; and

(f)                               the €750,000,000 6.50% Notes due 2012, (ISIN: XS0146556385) issued by the Target.

“Target Group” means the Target and its Subsidiaries to be acquired by Bidco pursuant to the Offer.

“Target Shares” means the shares the subject of the Offer, being all of the issued shares in the capital of the Target (including any Treasury Stock and any shares of the Target issued while the Offer remains open for acceptance and any shares represented by ADRs) and any such shares issued or to be issued following the exercise of any stock options.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tender” means any tender offer or call for or market or other purchase or redemption of any Target Bonds (and/or any consent solicitation with respect to any Target Bonds) to the extent launched, offered, called or made such that it is able to be completed prior to the date falling four Months after the Closing Date.

“Topco” means Nordic Telephone Company Investment ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173141) having its seat in Denmark and its registered office at Langelinie, Alle 35, 2100 København Ø, Denmark, which is owned directly or indirectly by the Investors.

“Transaction Costs” means all non-periodic fees, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any member of the Group (or any Holding Company of the Company) in connection with the Transaction Documents and/or the Offer (or the financing thereof) and/or any Tender in an amount previously agreed by the Company and the Arrangers (as the same is provided for in the Agreed Sources and Uses Spreadsheet).

“Transaction Documents” means:

(a)                             the Offer Documents;

(b)                            the Bridge Finance Documents;

(c)                             the Senior Finance Documents;

(d)                            the PIK Finance Documents; and

(e)                             the Investor Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or in any other form agreed between the PIK Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                             the proposed Transfer Date specified in the Transfer Certificate; and

(b)                            the date on which the PIK Facility Agent executes the Transfer Certificate.

“Treasury Stock” means any issued share capital of the Target held by the Target.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the PIK Finance Documents.

“US” or “United States” means the United States of America.

“Utilisation Date” means any date on which the PIK Facility is utilised by the drawing of a Loan.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                                 Construction

(a)                                   Unless a contrary indication appears, a reference in this Agreement to:

(i)                                  any “Arranger”, any “Finance Party”, any “Lender”, any “Party” and the “PIK Facility Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                               an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(iii)                            an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(iv)                           “assets” includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)                              a “company” includes a company, a corporation or a limited partnership;

(vi)                           a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vii)                        a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)                     the “European interbank market” means the interbank market for sterling, euro or other currencies operating in Participating Member States;

(ix)                             the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the PIK Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the PIK Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(x)                                a “guarantee” includes:

(A)                                          indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any person; and

(B)                                            any other obligation of any person, whether actual or contingent:

(i)                    to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)                 to be responsible for the performance of any obligations by or the solvency of any other person,

and “guaranteed” and “guarantor” shall be construed accordingly;

(xi)                             “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(xii)                          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)                       a “participation” of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(xiv)                      a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xv)                         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvi)                      “shares” includes shares or limited partnership interests and share capital includes partnership capital;

(xvii)                   a PIK Finance Document or a Transaction Document or any other agreement or instrument is a reference to that PIK Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement or instrument;

(xviii)                a provision of law is a reference to that provision as amended or re-enacted;

(xix)                        a time of day is a reference to London time; and

(xx)                           the singular includes the plural (and vice versa).

(b)                                  Section, Clause and Schedule headings are for ease of reference only.

(c)                                   Unless a contrary indication appears, a term used in any other PIK Finance Document or in any notice given under or in connection with any PIK Finance Document has the same meaning in that PIK Finance Document or notice as in this Agreement.

(d)                                  Representations and warranties made on or before the Closing Date in respect of matters relating to members of the Target Group are qualified by the awareness of the entity giving those representations and warranties.

(e)                                   Representations and warranties qualified by the awareness of the Company giving those representations and warranties are made by reference to, and are limited to the actual knowledge of the Company at the relevant time.

(f)                                     A Default or an Event of Default is continuing if it has not been remedied or waived.

(g)                                  [Reserved].

(h)                                  No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by a director, officer or employee save in the case of gross negligence or fraud in which case liability (if any) will be determined in accordance with applicable law.

(i)                                      Where a person (the “first person”) is required to “ensure” or “procure” certain acts or circumstances in relation to any other person (the “second person”) and the first person owns 90 per cent. or less of the equity in the second person and the balance of the equity is not owned by an Affiliate of the first person, such first person shall only be obliged to use its best efforts, subject to all limitations and restrictions on the influence it may exercise as a parent or shareholder over such second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts or circumstances.

(j)                                      In the event that the High Yield Notes are not issued and the Group undertakes an alternative refinancing of the Bridge Facility, references in this Agreement to the High Yield Notes and related definitions shall be construed to apply to such alternative refinancing provided that, to the extent applicable, such alternative refinancing is on terms which are subject to or substantially consistent with the Intercreditor Agreement.

1.3                                 Currency Symbols and Definitions

(a)                                   “€” and “euro” mean the single currency unit of the Participating Member States.

(b)                                  “US$” and “US Dollars” mean the lawful currency for the time being of the United States of America.

(c)                                   “DKK” and “Danish Kroner” means the lawful currency for the time being of the Kingdom of Denmark.

(d)                                  “CHF” and “Swiss Francs” means the lawful currency for the time being of Switzerland.

(e)                                   “£” and “Sterling” means the lawful currency for the time being of the United Kingdom.

1.4                                 Third party rights

(a)                                   Unless expressly provided to the contrary in a PIK Finance Document, nothing in this Agreement or in any PIK Finance Document, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of any PIK Finance Document.

(b)                                  Notwithstanding any term of any PIK Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement or any PIK Finance Document at any time.

1.5                                 [Reserved]

SECTION 2

THE FACILITY

2.                                 THE FACILITY

2.1                                 The Commitment

Subject to the terms and conditions set forth herein, each Lender agrees to make one or more loans (individually, a “Loan” and collectively, the “Loans”) to the Company from and including the Closing Date to and including the end of the Availability Period in an aggregate principal amount not to exceed its Commitment; provided that (i) any Loans made on the Closing Date shall be made pursuant to the Existing PIK Facility Agreement and (ii) from and after the Effective Date, any Loans made pursuant to the Existing PIK Facility Agreement shall be deemed to have been made and be outstanding pursuant to this Agreement.

3.                                 PURPOSE

3.1                                 Purpose

Each Loan may only be used in or towards:

(i)                                  financing the consideration payable by Bidco for (A) the acquisition by it of Target Shares from accepting shareholders pursuant to the Offer and the cash settlement of any Treasury Stock and/or Target warrants, (B) the acquisition by it of those Target Shares to be acquired by it as a result of implementing any of the Compulsory Acquisition Procedures, (C) the making of Market Purchases on or after the Closing Date and/or (D) the refinancing of expenditures incurred by or on behalf of Midco or Bidco in making Market Purchases prior to the Closing Date (provided that such Target Shares are, or, upon the Loans being made will be, owned by Bidco), or subscribing for shares in (or making another type of capital contribution to) Bidco to enable it to carry out any such transaction; and

(ii)                               financing Transaction Costs.

3.2                                 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                                 Conditions precedent

(a)                                   The Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loans if on or before the Utilisation Date with respect to such Loans the PIK Facility Agent has received in form and substance satisfactory to the PIK Facility Agent (acting reasonably) all of the documents and evidence set out in Schedule 2 (Conditions Precedent to Signing).  The PIK Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied with the matters set forth in this Clause 4.1(a).

(b)                                  Subject to Clause 4.2 (Certain funds), the Lenders will only be obliged to participate in any Utilisation if on the date of the Utilisation Request (in respect of sub-paragraph (ii) only) and on the proposed Utilisation Date (in respect of sub-paragraphs (i) and (ii)):

(i)                                  Midco has received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet; and

(ii)                               all the representations and warranties in Clause 17 (Representations) were true in all material respects on the date made or deemed made, as specified in Clause 17.25.

4.2                                 Certain funds

(a)                                   Except as provided in paragraph (b) below and provided that paragraph (c) below has been complied with and notwithstanding any other term of this Agreement or any other PIK Finance Document, during the Certain Funds Period, the Finance Parties are not permitted or entitled to:

(i)                                  refuse or fail to make available or participate in any Loan;

(ii)                               cancel any Commitment;

(iii)                            exercise any right of rescission, termination, or similar right or remedy (whether under this Agreement or under any applicable law) or any other right of enforcement which it may have in relation to any Loan or Commitment;

(iv)                           accelerate, make demand or cause or require repayment or prepayment of any Loan or take any other step under Section 6.02 of Schedule 9 (Acceleration);

(v)                              invoke any condition set out in Clause 4.1(b); or

(vi)                           exercise any right of set-off or counterclaim in respect of any Loan or the proceeds thereof.

(b)                                  Paragraph (a) above does not apply if the entitlement arises because:

(i)                                  the Company has not delivered on or before the Utilisation Date all of the documents and evidence required under Clause 4.1 (Conditions precedent) (unless the delivery of any condition precedent has been waived in accordance with this Agreement);

(ii)                               the Company has not delivered a Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request);

(iii)                            the Offer has terminated or (unless the same is mandatorily imposed by the Danish FSA, or the Copenhagen Stock Exchange or other relevant regulatory body) an amendment or waiver of any of the material terms of the Offer (other than the extension of the Offer period or a reduction of the required level of acceptances to the Offer to an amount equal to or greater than 85 per cent.) has been made by any member of the Group (or any person on their behalf) without the consent of the Arrangers (acting reasonably) where such amendment or waiver is reasonably likely to affect materially and adversely the interests of the Lenders save that it is agreed that, notwithstanding any imposition as aforesaid, or not, any amendment or waiver that has the effect of reducing the level of acceptances to the Offer to an amount less than 85 per cent. is material and, if such an amendment or waiver was implemented or was imposed, it would be reasonably likely to affect materially and adversely the interest of the Lenders and the provisions of paragraph (a) are not applicable unless the Arrangers otherwise agree; or

(iv)                           in respect of any Loan requested to be made on the Closing Date, the board of directors of the Target has not recommended, or has withdrawn its recommendation  at any time prior to the last day on which the Offer remains open for acceptances to the shareholders of the Target that they accept the Offer.

(c)                                   The Company has delivered to the PIK Facility Agent a certificate confirming (unless otherwise approved by the Arrangers) that there has been:

(i)                                  no termination of the Offer; and

(ii)                               having regard to paragraph (b) above the provisions of paragraph (a) are applicable to the requested Utilisation.

(d)                                  Subject to Clause 21.2 (Clean up period), nothing in this Clause 4.2 will affect the rights of any Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.3                                 Adjustment Date Equity

On the Adjustment Date, Bidco must have received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                                 Delivery of a Utilisation Request

The Company may request that the Lenders make Loans by delivery to the PIK Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the PIK Facility Agent may agree).

5.2                                 Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                             the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)                            the currency and amount of the Loans comply with Clause 5.3 (Currency and amount).

5.3                                 Currency and amount

The currency specified in a Utilisation Request must be euro.

5.4                                 Lenders’ participation

(a)                                   The PIK Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                  The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                   No Lender is obliged to participate in a Loan if as a result:

(i)                                  its share in the Loans would exceed its Commitment; or

(ii)                               the Loans would exceed the aggregate amount of the Commitments.

(d)                                  If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available to the PIK Facility Agent for the account of the Company by the Utilisation Date through its Facility Office.

(e)                                   The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making such Loan.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                 REPAYMENT

6.1                                 Repayment of Loans

(a)                                   The Loans will mature on the Maturity Date in accordance with the terms of this Agreement.

(b)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                   The PIK Facility Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable and capitalised or to become due and payable and capitalised from the Company to each Lender hereunder and (iii) any amount received by the PIK Facility Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                  The entries made in the accounts maintained pursuant to Clause 6.1(b) and 6.1(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the PIK Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)                                   The Company may not re-borrow any part of the PIK Facility which is repaid.

7.                                 PREPAYMENT AND CANCELLATION

7.1                                 Illegality of a Lender

If, at any time after a Lender becomes a party to this Agreement, it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan that Lender shall promptly notify the PIK Facility Agent upon becoming aware of that event and upon the PIK Facility Agent notifying the Company:

(a)                             the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and

(b)                            the Company shall, on such date as the PIK Facility Agent shall have specified (being no earlier than the last day permitted by law), repay that Lender’s participation in the Loans (together with accrued interest on and all other amounts owing to that Lender under the PIK Finance Documents) or, if required by the Company, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent lawful for such Lender to undertake such transfer).

7.2                                 Cancellation

(a)                                   Voluntary Cancellation

The Company may, if it gives the PIK Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility being, in the case of a cancellation in part, a minimum amount of €10,000,000.  Any cancellation under this Clause 7.2(a) shall reduce rateably the Commitments of the Lenders.

(b)                                  Mandatory cancellation

(1)                                       If:

(i)                                             it is not possible to complete the Offer prior to the end of the Availability Period; or

(ii)                                          the Offer is withdrawn or terminates,

all the Commitments will be immediately and automatically cancelled.

(2)                          If the Company owns less than 100 per cent. of the Target Shares, and any prepayment of the Loans is made during the Availability Period, then the undrawn Commitments will be immediately and automatically cancelled in an amount equal to the amount of such prepayment multiplied by 100/A where “A” is the percentage of Target Shares owned by Bidco (or, if less, the aggregate amount of undrawn Commitments at such time).  Any cancellation under this Clause 7.2(B)(2) shall reduce ratably the Commitments of the Lenders.

7.3                                 Voluntary prepayment

7.3.1                 Optional Prepayment

Except as set forth below and pursuant to Clause 7.3.2 (Optional Tax Redemption), the Company shall not be entitled to prepay the Loans at its option prior to the second anniversary of the Closing Date.

On and after the second anniversary of the Closing Date, the Company shall be entitled at its option to repay all or a portion of the Loans (but, if in part, being an amount that reduces the amount of the

Loans by a minimum of €5,000,000) upon not less than 30 nor more than 60 days’ notice to the PIK Facility Agent, at the repayment prices set forth below (expressed in percentages of principal amount on the repayment date), plus accrued interest to the repayment date (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the applicable period set forth below commencing on the first day of such period and ending on the last day of such period:

Anniversary of Closing Date	Repayment Price

Second anniversary to third anniversary	102.00%
Third anniversary to fourth anniversary	101.00%
On and after fourth anniversary	100.00%

In addition, prior to the second anniversary of the Closing Date, the Company shall be entitled at its option to repay all or a portion of the Loans upon not less than 30 nor more than 60 days’ notice at a repayment price equal to 100 per cent. of the principal amount thereof plus the Applicable Premium (defined below) and accrued and unpaid interest to, but not including, the applicable repayment date (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any such repayment and notice pursuant to this Clause 7.3.1 (Optional Prepayment) may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

“Applicable Premium” means the greater of (A) 1 per cent. of the principal amount of such Loans and (B) the excess (to the extent positive) of:

(1)                                the present value at such repayment date of (i) the repayment price of such Loan on the second anniversary of the Closing Date (such repayment price (expressed in percentage of principal amount) being set forth in the table above under the first paragraph of this section (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Loan to and including the second anniversary of the Closing Date (including accrued but unpaid interest), computed upon the repayment date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

(2)                                the outstanding principal amount of such Loan.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two business days (but not more than five business days) prior to the repayment date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from the repayment date to the second anniversary of the Closing Date; provided, however, that if the period from the repayment date to the second anniversary of the Closing Date is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such repayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

7.3.2                        Optional Tax Repayment

The Company shall be entitled to repay the Loans at its option, at any time as a whole or in part, upon not less than 30 nor more than 60 days’ notice, at 100 per cent. of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repayment (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Loans, any additional amounts as a result of (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of The Kingdom of Denmark (or any political subdivision or taxing authority thereof or therein); or (ii) any change in or amendment to any official position or general interpretation regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of this Agreement and such obligation cannot be avoided by the Company by taking reasonable measures available to the Company, as determined by the Company in its sole discretion.

7.4                                 Right of repayment and cancellation in relation to a single Lender

(a)                                   If:

(i)                                  any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)                               any Lender claims indemnification from the Company or an Obligor under Clause 11.3 (Tax indemnity); or

(iii)                            [reserved]; or

(iv)                           any Lender becomes a Non-Consenting Lender or a Non-Funding Lender,

the Company may, while (in the case of paragraphs (i) or (ii) above) the circumstance giving rise to the requirement for increased payment or indemnification continues either (x) require the transfer of the whole of that Lender’s (the transferring Lender) Commitments and participations in Loans to another bank or institution willing to accept that transfer on the last day of the then current Interest Period or (y) subject to any limitations imposed by the Senior Facilities Agreement, the Bridge Facility Agreement or the Intercreditor Agreement, give the PIK Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the outstanding Loans together with accrued interest and unpaid fees then due to such Lender.

(b)                                  On receipt of a notice referred to in paragraph (a)(y) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)                                   Any notice delivered under paragraph (a)(x) above shall be accompanied by a Transfer Certificate complying with Clause 22.5 (Procedure for transfer), duly executed by the New Lender proposed by the Company, which Transfer Certificate shall be immediately accepted by the transferring Lender.

(d)                                  On the last day of the Interest Period in which the Company has given notice under paragraph (a)(y) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay the relevant Lender’s participation in that Loan.

7.5                                 Change of Control

The rights and obligations in the event of a Change of Control shall be as set forth in Section 4.03 of Schedule 9 (Change of Control).

7.6                                 [Reserved]

7.7                                 [Reserved]

7.8                                 [Reserved]

7.9                                 [Reserved]

7.10                           [Reserved]

7.11                           Restrictions

(a)                             Any notice of cancellation or prepayment given by any Party under this Clause 7.11 shall be irrevocable (subject to Clause 7.3 (Voluntary Prepayment)) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                            Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid.

(c)                             The Company may not reborrow any part of the PIK Facility which is prepaid.

(d)                            The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                             No amount of the aggregate Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                               If the PIK Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lenders, as appropriate.

7.12                           Prepayment elections

The PIK Facility Agent shall notify the Lenders as soon as possible of any prepayment of any Loan to be made under Clause 7.3 (Voluntary prepayment) or Section 4.03 of Schedule 9 (Change of Control).

SECTION 5

COSTS OF UTILISATION

8.                                 INTEREST

8.1                                 Calculation of interest

The unpaid principal amount of each Loan shall bear interest from the date of the borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Interest Rate.

8.2                                 Payment of interest

Accrued interest on the Loan shall be capitalised as of and added to principal on (i) the last Business Day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period), (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand; provided that the Company may, at its election, pay all and not part of any such accrued interest in cash.  If the Company elects to pay accrued interest in cash, then the Company shall deliver to the PIK Facility Agent no later than ten Business Days prior to such payment date, a written notice setting forth that such interest payment will be made in the form of cash.

8.3                                 Default interest

(a)                                   If the Company fails to pay any amount payable by it under a PIK Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the PIK Facility Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately capitalised by the Company on demand by the PIK Facility Agent.

(b)                                  If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                  the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                               the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4                                 Interest Periods

(a)                                   Each Interest Period shall be six Months or any other period agreed between the Company and the PIK Facility Agent (acting on the instructions of all the Lenders participating in the relevant Loan).  In the event the Company selects an Interest Period other than six months, the Company shall give the PIK Facility Agent notice of such selection no later than ten Business Days prior to the last Business Day of the then current Interest Period.

(b)                                  An Interest Period for a Loan shall not extend beyond the Maturity Date.

(c)                                   Each Interest Period for a Loan shall start on the Closing Date.

(d)                                  The Interest Period for any PIK Note shall be as set forth in the PIK Note Indenture.

9.                                 [RESERVED]

10.                           FEES

10.1                           Fees to Arrangers

The Company shall pay to the Arrangers and to the PIK Facility Agent fees in the amount and at the times agreed in the PIK Facility Fee Letter.

10.2                           Completion

No fees, costs or expenses are payable by the Company or any other member of the Group under any of the PIK Finance Documents other than as specified in the PIK Facility Fee Letter.

10.3                           Allocation and recharging of fees

Notwithstanding any other term of the PIK Finance Documents, the Company may at its sole discretion allocate or recharge fees, costs and expenses paid or payable under any PIK  Finance Document to any member of the Group.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.                           TAX GROSS-UP AND INDEMNITIES

11.1                           Tax definitions

In this Clause 11:

“Company’s Tax Jurisdiction” means the jurisdiction in which the Company is resident for Tax purposes.

“Exempt Lender” means, in relation to the Company, a Lender which is (otherwise than by reason of being a Treaty Lender) entitled to receive interest from the Company without a Tax Deduction imposed by the relevant Company’s Tax Jurisdiction.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Bridge Finance Document.

“Qualifying Lender” means a Lender which is:

(a)                             a Treaty Lender; or

(b)                            an Exempt Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a PIK Finance Document.

“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means, in relation to the Company, a Lender which:

(a)                             is entitled under the provisions of an applicable double taxation agreement with the Company’s Tax Jurisdiction to full exemption from Tax on interest imposed by that Company’s Tax Jurisdiction; and

(b)                            does not carry on a business in that Company’s Tax Jurisdiction through a permanent establishment with which the payment of interest is effectively connected.

Unless a contrary indication appears, in this Clause 11 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

11.2                           Tax gross-up

(a)                                   The Company shall make all payments to be made by it to any Finance Party under any PIK Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                  The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the PIK Facility Agent accordingly. Similarly, a Lender shall promptly notify the PIK Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the PIK Facility Agent receives such notification from a Lender it shall notify the Company. Failure by any Finance Party to give such notice shall not affect the obligation of the Company under this Clause 11 (Tax gross-up and indemnities).

(c)                                   Subject to paragraph (g) below, if a Tax Deduction is required by law to be made by the Company the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                  If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (or prior to any material interest or penalty accruing in respect thereof) and in the minimum amount required by law.

(e)                                   Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the PIK Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                     Each Treaty Lender and Exempt Lender and the Company shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

(g)                                  An Obligor is not required to make an increased payment under paragraph (c) above except as provided in paragraph (h) below: (A) to a Lender that is not, or has on the date on which payment falls due ceased to be, a Qualifying Lender in respect of that Obligor; or (B) where the relevant Tax has been imposed as a result of the failure of the relevant Lender to comply with its obligations under paragraph (f) above.

(h)                                  Paragraph (g) above will not apply if the Lender:

(i)                                  is not or has ceased to be a Qualifying Lender in respect of the Company by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)                               is not or has ceased to be a Qualifying Lender in respect of the Company by reason of any act or omission of the Company or any member of the Group.

11.3                           Tax indemnity

(a)                                   The Company shall (within three Business Days of demand by the PIK Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a PIK Finance Document.

(b)                                  Paragraph (a) above shall not apply:

(i)                                  with respect to any Tax assessed on a Finance Party:

(A)                                          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                                            under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)                               to the extent a loss, liability or cost:

(A)                                          is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)                                            would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (g) or (i) of Clause 11.2 (Tax gross-up) applied.

(c)                                   A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the PIK Facility Agent of the event which will give, or has given, rise to the claim, following which the PIK Facility Agent shall notify the Company.

(d)                                  A Protected Party shall, on receiving a payment from the Company under this Clause 11.3, notify the PIK Facility Agent.

11.4                           Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)                             a Tax Credit is attributable to that Tax Payment; and

(b)                            that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

11.5                           Stamp Taxes

The Company shall, within three Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, notarial, registration and other similar Taxes or fees payable in respect of any PIK Finance Document (other than any Transfer Certificate) or any judgment given in connection with them.

11.6                           Value Added Tax

(a)                                   All amounts set out, or consideration expressed to be payable, under a PIK Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  Subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under or in connection with a PIK Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)                                  If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                                   Where a PIK Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance

Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that neither it nor any member of a group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority of the VAT.

11.7                           Payment of Gross-up or Indemnity

Any amounts payable to any Lender pursuant to Clause 11.2 (Tax gross-up) or Clause 11.3 (Tax indemnity) may be paid in the form of cash or additional Loans at the election of the Company, provided that the corresponding payment was permitted in such form and, provided further that if an interest or principal payment is made in cash, such amounts paid pursuant to Clauses 11.2 (Tax gross-up) and 11.3 (Tax indemnity) shall also be paid in cash.

12.                           [RESERVED]

13.                           OTHER INDEMNITIES

13.1                           Currency indemnity

(a)                                   If any sum due from the Company under the PIK Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                  making or filing a claim or proof against the Company; or

(ii)                               obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor,

then:

(A)                                          the Company shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that

(B)                                            if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless the PIK Facility has been accelerated pursuant to Section 6.01 of Schedule 9 (Events of Default), refund any such excess amount to the Company.

(b)                                  The Company waives any right it may have in any jurisdiction to pay any amount under the PIK Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                           Other indemnities

The Company shall, within three Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded), indemnify each Finance Party against any cost, loss or liability (but excluding any loss of Interest incurred) by that Finance Party as a result of:

(a)                             [Reserved];

(b)                            [Reserved];

(c)                             funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                            a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company or as required by this Agreement.

13.3                           Indemnity to the PIK Facility Agent

The Company shall promptly upon, and in any event within five Business Days of, demand (which demand must be accompanied by reasonable calculations or details of the amount demanded) indemnify the PIK Facility Agent against any reasonable third party cost, loss or liability incurred by the PIK Facility Agent (acting reasonably) as a result of:

(a)                             the PIK Facility Agent or its representatives investigating any event or matter which the PIK Facility Agent reasonably believes is a Default or might reasonably be expected to be a Default or an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss of liability of investigation shall be for the account of the Lenders; or

(b)                            acting or relying on any notice, request or instruction from the Company, an Affiliate of the Company, an Investor, an Affiliate of an Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

14.                           MITIGATION BY THE LENDERS

14.1                           Mitigation

(a)                             Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 7.1 (Illegality of a Lender) or Clause 11 (Tax gross-up and indemnities) including (but not limited to) transferring its rights and obligations under the PIK Finance Documents to an Affiliate or Facility Office.

(b)                            Paragraph (a) above does not in any way limit the obligations of the Company under the PIK Finance Documents.

14.2                           Limitation of liability

(a)                                   The Company shall within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)                                  A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

15.                           COSTS AND EXPENSES

15.1                           Transaction expenses

The Company shall promptly on demand pay the PIK  Facility Agent and the Arrangers the amount of all reasonable third party costs and expenses (including legal fees up to an aggregate amount of €125,000, except as otherwise provided in Clause (e) hereof) reasonably incurred by any of them in connection with the transactions contemplated by the Existing PIK Facility Agreement and this Agreement and the negotiation, preparation, printing and execution:

(a)                             the PIK Facility, the Existing PIK Facility Agreement and this Agreement and any other related documents referred to in the Existing PIK Facility Agreement and this Agreement;

(b)                            any other PIK Finance Documents executed after the date of the Existing PIK Facility Agreement (save for Transfer Certificates);

(c)                             any amendment in this Agreement, including in connection with Clause 20.4 (PIK Loan Documents);

(d)                            the PIK Documents; and

(e)                             any Exchange and the Market Facilitation (up to, in the case of this Clause (e), an aggregate amount of €100,000),

subject in each case to any additional limits agreed between the Arrangers and the Company from time to time or otherwise set out in the PIK Facility Fee Letter.

15.2                           Amendment costs

If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Company shall, within one Month of demand, reimburse (or procure reimbursement of) the PIK Facility Agent for the amount of all reasonable third party costs and expenses (including legal fees and notarial costs) reasonably incurred by the PIK Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3                           Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees and notarial costs) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights, powers and remedies under any PIK Finance Document.

15.4                           Payment of fees and expenses

Without prejudice to Clause 10.3 (Allocation and recharging of fees), the agreed fees (including any costs, expenses or disbursements therein) from the Company on the Closing Date pursuant to Clause 10 (Fees) will be paid by a deduction from the proceeds of the first Loan. The PIK Facility Agent shall, if requested, provide reasonable details (including hours worked, rates and individuals involved) of any costs and expenses required to be paid by any member of the Group under the PIK Finance Documents.

15.5                           Transfer costs and expenses

Notwithstanding any other term of the PIK Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the PIK Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer.

SECTION 7

[RESERVED]

16.                           [RESERVED]

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.                           REPRESENTATIONS

(a)                                   The Company makes the following representations and warranties to each Finance Party (in respect of itself and each member of the Group unless otherwise indicated in such representation or warranty) at the times specified in Clause 17.25 (Times on which representations are made).

(b)                                  Capitalized terms used in this Clause 17 and not otherwise defined in this Agreement have the meaning given to such terms in the Bridge Facility Agreement.

17.1                           Status

(a)                                   It and each of its Subsidiaries which is a Material Company is either a stock corporation, a limited liability company or corporation or a limited partnership, duly incorporated, or established and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)                                  It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted.

17.2                           Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by the Company in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

17.3                           Non-conflict with other obligations

The entry into and performance by the Company of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:

(a)                             any law or regulation applicable to it where (other than as regards the PIK Finance Documents) such conflict would have a Material Adverse Effect;

(b)                            its or any of its Subsidiaries which is a Material Company constitutional documents in any material respect; or

(c)                             any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets where such conflict in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.4                           Power and authority

(a)                                   It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)                                  No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5                           Authorisations

All material Authorisations required:

(a)                             to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)                            subject to any applicable Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document and its jurisdiction of incorporation; or

(c)                             to make the Offer,

have been (or will by the required date be) obtained or effected and are (or will be) in full force and effect.

17.6                           Governing law and enforcement

Subject to the Legal Reservations, the choice of New York or the applicable (as stated in the relevant PIK Finance Documents) other law as the governing law of the PIK Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

17.7                           Insolvency

(a)                                   None of the circumstances described in Clause 21.5 (Insolvency) of the Bridge Facility Agreement exists in relation to the Company or any Material Company.

(b)                                  No:

(i)                                  corporate action, legal proceeding or other formal procedure or step described in paragraph (a) of Clause 21.6 (Insolvency proceedings) (as qualified by paragraph (b) of Clause 21.6 (Insolvency proceedings)) of the Bridge Facility Agreement; or

(ii)                               creditors’ process described in Clause 21.7 (Creditors’ process) of the Bridge Facility Agreement,

has been taken in relation to the Company or any Material Company which has not been or is not in the process of being discharged or revoked or otherwise lapsed.

17.8                           No default

(a)                                   No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Loan or the entry into, performance of, or any transaction contemplated by, any Transaction Document.

(b)                                  No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.9                           Accuracy of information

(a)                                   So far as the Company is aware, all material factual information contained in the Information Memorandum and the Business Plan and all material factual information supplied by the Group in the preparation of the Reports was, taken as a whole, true and accurate in all material respects in the context of the transactions contemplated by the PIK Finance Documents and so far as the Company is aware no factual information was omitted from the Information Memorandum  or the Business Plan the omission of which resulted in the factual information contained in the Information Memorandum or the Business Plan being untrue or misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents:

(i)                                  in relation to the Information Memorandum, as at the date of the Information Memorandum or, if earlier, the date attributed to such factual information in the Information Memorandum;

(ii)                               in relation to the Business Plan, as at the date the relevant factual document containing the information was supplied or, if earlier, the date attributed to such factual information in the Business Plan; and

(iii)                            in relation to the Reports, as at the date the relevant factual information was supplied or, if earlier, the date attributed to such factual information in the relevant Report.

(b)                                  So far as the Company is aware, all expressions of opinion or intention by, and all financial projections or forecasts provided by or on behalf of, the Company and contained in the Information Memorandum and/or the Business Plan have been prepared on the basis of publicly available historical information and on the basis of assumptions which the

Company considered at the time they were prepared to be fair and reasonable (as at the date of the Information Memorandum or as at the date on which the Business Plan is agreed, as the case may be) and, in each case, were arrived at after careful consideration.

(c)                                   So far as the Company is aware, as at the date of issuance of the Information Memorandum, no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the material factual information contained in the Information Memorandum being untrue or misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents.

(d)                                  So far as the Company is aware, all other material written factual information provided under this Agreement by the Company (including its advisers) to the Arrangers, the PIK Facility Agent was, taken as a whole, true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents and did not omit to state any material fact necessary in order to make that information, taken as a whole, not misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents in light of the circumstances in which such information was given.

17.10                     Offer Documents

As at the date of this Agreement, the Offer Documents contain all the material terms and conditions of the Offer.

17.11                     Financial Statements

(a)                                   So far as the Company is aware, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or the notes thereto), save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of this Agreement.

(b)                                  So far as the Company is aware, the Original Financial Statements give a true and fair view of or fairly present in all material respects (if audited) or fairly present in all material respects (if unaudited) the consolidated financial condition and operations of the Target Group in respect of, and as at the end of, the periods with respect to which they were prepared, save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of this Agreement.

(c)                                   The Business Plan was prepared in accordance with the GAAP and financial reference periods of the Target Group consistently applied as at the date of this Agreement.

(d)                                  Each set of financial statements of the Group delivered pursuant to Section 4.11 of Schedule 9:

(i)                                  were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such financial Statements (or the notes thereto), save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of delivery of those financial statements; and

(ii)                               give a true and fair view in all material respects of, or fairly present in all material respects, (if audited) or fairly present in all material respects (if unaudited), the consolidated financial condition and operations of the Group in respect of, and as at the end of, the period with respect to which those Financial Statements were drawn up subject, in the case of quarterly financial statements, to year-end adjustments.

17.12                     No proceedings pending or threatened

(a)                                   So far as the Company is aware, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which are reasonably likely to be determined adversely to it and which, if so adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

(b)                                  So far as the Company is aware, no labour disputes, which would, or would reasonably be expected to, have a Material Adverse Effect, have been started or threatened in writing against it or any of its Subsidiaries.

17.13                     Environmental and other laws

(a)                                   So far as the Company is aware, each member of the Group is in compliance with Clause 20.4 (Environmental compliance) of the Bridge Facility Agreement and so far as the Company is aware no circumstances have occurred which would prevent that performance or observation.

(b)                                  So far as the Company is aware, no Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Group, which is likely to be determined adversely to such member of the Group and which, if determined against that member of the Group, would, or would reasonably be expected to, have a Material Adverse Effect.

(c)                                   So far as the Company is aware, no member of the Group is in breach of any other law or regulation in a manner or to an extent which would, or would reasonably be expected to,  have a Material Adverse Effect.

17.14                     Taxation

(a)                                   So far as the Company is aware, neither it (nor any of its Subsidiaries) is:

(i)                                  overdue in the filing of any Tax returns; or

(ii)                               overdue in the payment of any amount in respect of Tax,

to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)                                  No claims are being or, so far as the Company is aware, are reasonably likely to be asserted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is, or is reasonably likely to become, outstanding to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

17.15                     Security, Financial Indebtedness and guarantees

(a)                                   No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 20.10 (Negative pledge) of the Bridge Facility Agreement.

(b)                                  No member of the Group has any actual or contingent Financial Indebtedness or any guarantees outstanding other than as permitted by Clause 20.18 (Financial Indebtedness) of the Bridge Facility Agreement or Clause 20.14 (No guarantees or indemnities) of the Bridge Facility Agreement.

17.16                     Good title to assets

So far as the Company is aware, members of the Group have a good title to, or valid leases or licences of or are otherwise entitled to use, the assets necessary to carry on the business of the Group as presently conducted to the extent that failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

17.17                     Target Shares

Forthwith:

(a)                             after the Closing Date, the Target Shares of shareholders who have accepted the Offer;

(b)                            upon completion of any of the Compulsory Acquisition Procedures in respect of any Target Shares (the “Compulsory Acquisition Shares”), those Compulsory Acquisition Shares; and

(c)                             following any purchase of Target Shares directly or indirectly in the open market by Bidco or any of its Subsidiaries after the Closing Date or where any Target Shares are tendered after the Closing Date (the “Open Market Shares”), those Open Market Shares, will, in each case, be beneficially owned by Bidco and Bidco will be entitled to and will forthwith become the legal and beneficial owner of all such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares free from any Security other than Transaction Security (as defined in the Senior Facilities Agreement) and all consents and filings necessary to permit the transfer of such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares to Bidco have been obtained or made save where failure to do so would not, or would not be reasonably be expected to, have a Material Adverse Effect.

17.18                     Intellectual Property

(a)                                   So far as the Company is aware, it and its Subsidiaries are the sole legal and beneficial owners of or have licensed to them or are otherwise entitled to use all Intellectual Property used in their businesses where failure to have such ownership or licensee rights or right of use would, or would reasonably be expected to, have a Material Adverse Effect. So far as the Company is aware after due and careful enquiry, there are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)                                  No member of the Group has infringed any Intellectual Property of any third party in any material respect where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

(c)                                   So far as it is aware, there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group, other than as disclosed in the Legal Due Diligence Report, where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

17.19                     Group structure

(a)                                   So far as the Company is aware, the Group Structure Chart delivered to the PIK Facility Agent prior to the date of this Agreement is (assuming the Closing Date occurs) true, complete and accurate in all material respects and shows:

(i)                                  each member of the Group as at the date of this Agreement and as it will be immediately after the Closing Date; and

(ii)                               the jurisdiction of incorporation or establishment of each person shown in it.

17.20                     Accounting reference date

The Annual Accounting Date is 31 December (save to the extent altered without breaching the terms of this Agreement).

17.21                     Holdcos

In the case of the Holdcos only, prior to the date of this Agreement except:

(a)                             as may arise under the Offer, the Tenders, the Transaction Documents, the Market Purchase Facility Agreement, the Market Purchase Agreement, any engagement letter in respect of the High Yield Notes, or any other fee or engagement letters entered into in connection with any thereof or in connection with the transactions contemplated in any of them;

(b)                            for liabilities for Tax and other customary liabilities for a Holding Company;

(c)                             (in the case of Topco) ownership of the shares in InterCo;

(d)                            (in the case of InterCo) ownership of the shares in the Company;

(e)                             (in the case of the Company) ownership of the shares in Midco;

(f)                               (in the case of Midco) ownership of the shares in Bidco;

(g)                            for establishment and administration costs;

(h)                            pursuant to the steps and matters set out in or contemplated by the Structure Memorandum, and

(i)                                in connection with any Market Purchases, including Financial Indebtedness that has been used to make Market Purchases prior to the Closing Date, provided that the same is repaid in full and the facilities therefor are cancelled on or prior to the first Utilisation Date.

it has not traded or carried on business and does not have any material assets or any material liabilities or commitments (actual or contingent, present or future).

17.22                     Investor Documents, Senior Finance Documents and Bridge Finance Documents

(a)                                   The Investor Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Investors (and/or any of their respective Affiliates (other than the Holdcos or any member of the Group)) and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Offer; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

(b)                                  The Senior Finance Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Senior Finance Parties and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Senior Facilities; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

(c)                                   The Bridge Finance Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Bridge Finance Parties (and/or any of their respective Affiliates) and any member of the Group (and/or any of their respective Affiliates) in relation to investment (whether by way of equity, debt or otherwise) in connection with the Bridge Facility; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents and other than the “Extended Loan Credit Agreement” and the “Exchange Documents” (each as defined in the Bridge Facility Agreement), are or, on the date of the Utilisation Request, will be in full force and effect.

17.23                     Anti-Terrorism Laws

Neither the Company nor or any of its Affiliates, to the knowledge of the Company nor any of their respective brokers or other agents acting or benefiting in any capacity in connection with the PIK Facility:

(a)                             is a Designated Person;

(b)                            conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

(c)                             deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(d)                            engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

17.24                     Documents

As at the date of this Agreement and at the Effective Date, the documents delivered to the PIK Facility Agent by or on behalf of the Company under Clause 4.1 (Conditions precedent) are genuine and complete in all material respects (or, in the case of copy documents, are in all material respects true, complete and accurate copies of originals which are genuine and complete), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended, except to the extent amended in a manner or way which, in any such case, could not reasonably be expected to materially and adversely affect the interests of the Lenders.

17.25                     Times on which representations are made

(a)                                   All the representations and warranties in this Clause 17 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in:

(i)                                  Clause 17.9 (Accuracy of information) relating to the Information Memorandum which are deemed to be made by the Company on the date that the Information Memorandum is approved by the Company;

(ii)                               paragraph (d) of Clause 17.11 (Financial Statements) which is deemed to be made by the Company on the date of delivery of the relevant Financial Statements; and

(iii)                            Clause 17.17 (Target Shares), which shall not be made on the date of this Agreement but shall be made:

(A)                                          in the case of paragraph (a) of Clause 17.17 (Target Shares), on the Closing Date;

(B)                                            in the case of paragraph (b) of Clause 17.17 (Target Shares), on the date of completion of any Compulsory Acquisition Procedures by the Company; and

(C)                                            in the case of paragraph (c) of Clause 17.17 (Target Shares), on the date of completion of the acquisition of any Open Market Shares by the Company.

(b)                                  The Repeating Representations are deemed to be made by the Company (as applicable) to each Finance Party on the date of the Utilisation Request.

(c)                                   [Reserved]

(d)                                  Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

18.                           INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the Effective Date until the first date on which no amount is outstanding under the PIK Finance Documents and no Commitment is in force.

18.1                           Compliance Certificate

The Company shall provide a Compliance Certificate in accordance with Section 4.13 of Schedule 9 (Compliance Certificate).

18.2                           [Reserved]

18.3                           “Know your customer” checks

(a)                                   If:

(i)                                  the introduction of any change in (or in the interpretation administration or application of any law or regulation made after the date of this Agreement;

(ii)                               any change in the status of the Company;

(iii)                            a proposed assignment or transfer by a Lender of its rights and obligations under this Agreement to a person who is not currently a Lender,

obliges any Finance Party (or, in the case of paragraph (iii) above, prospective Lender) to comply with “know your customer” or equivalent identification procedures where the information required by it is not otherwise available to it, the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Finance Party) to enable a Finance Party or prospective new Finance Party to carry out and be satisfied with the results of all applicable “know your customer” checks or other similar checks under all applicable laws and regulations.

(b)                                  Each Lender shall promptly upon the request of the PIK Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the PIK Facility Agent (for itself) in order for the PIK Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the PIK Finance Documents.

(c)                                   [Reserved]

(d)                                  [Reserved]

19.                           [RESERVED]

20.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the Effective Date until the first date on which no amount is outstanding under the PIK Finance Documents and no Commitment is in force.

20.1                           Covenants

In addition to those set forth below and elsewhere in this Agreement, the Company covenants and agrees with each Lender as set forth in Schedule 9 (Covenants):

20.2                           [Reserved]

20.3                           [Reserved]

20.4                           [Reserved]

20.5                           PIK Notes

20.5.1                  PIK Note Indenture

The Company and the PIK Facility Agent (both acting reasonably) shall, prior to the PIK Exchange Date, agree the form of an indenture relating to the PIK Notes (the “PIK Note Indenture”) having incurrence covenants, events of default, change of control, asset sales and prepayment events substantially identical to those contained in this Agreement and having other terms and conditions consistent with those described on Schedule 8 (Summary of Terms and Conditions) hereto.

20.5.2                  Exchange of Loans for PIK Notes

(a)                            On the PIK Exchange Date and subject to requests by Lenders wishing to exchange in the aggregate no less than €50,000,000 of principal amount of the Loans, the Company shall exchange Loans (the “Exchange”) in whole or in part for PIK Notes (which PIK Notes shall be freely transferable, subject only to compliance with applicable law) issued pursuant to the PIK Note Indenture. The PIK Notes will be issued pursuant to Rule 144A/Regulation S, with terms, conditions and covenants described on Schedule 8 (Summary of Terms and Conditions) hereto.  No lender shall be entitled to receive a PIK Note unless it is eligible to do so under Rule 144A or Regulation S under the U.S. Securities Act of 1933, and (if requested) provides adequate certificates or other evidence as to such eligibility, or if such offer or receipt is otherwise in breach of any applicable law or regulation.  The Company shall give the PIK Facility Agent and the Lenders at least 15 Business Days notice prior to the PIK Exchange Date and include in such notice the relevant details regarding the procedures for completing the Exchange.  Any Lender wishing to Exchange its Loans shall so notify the Company and the PIK Facility Agent at least five Business Days prior to the PIK Exchange Date.

(b)                           Following the PIK Exchange Date (assuming the Exchange occurred) and subject to any legal or regulatory restrictions on such additional Exchange, Lenders wishing to exchange in the aggregate no less than €30,000,000 of principal amount of Loans (provided that if the principal amount of Loans then outstanding is less than €30,000,000, at the request of Lenders wishing to exchange all the Loans then outstanding), may, at their election and from time to time up to a maximum of two additional times, Exchange Loans then outstanding in whole or in part for PIK Notes (having the same terms and conditions described above), upon at least fifteen Business Days’ notice to the Company and the PIK Facility Agent.  The Company shall give the PIK Facility Agent and the Lenders at least ten Business Days’ notice that it has received a request for an Exchange from Holders of Loans holding no less than €30,000,000 of principal amount of the Loans and such other Holders shall be entitled to participate in the Exchange subject to eligibility requirements described in sub-clause (a) above.  The Company shall include in such notice the relevant details regarding the procedures for participating in the Exchange.  Any additional Lender wishing to Exchange its Loans shall so notify the Company and the PIK Facility Agent at least five Business Days prior to the PIK Exchange Date.

(c)                            The principal amount of any PIK Note shall equal 100 per cent. of the aggregate principal amount of the Loan for which it is exchanged.  Accrued but unpaid interest in relation to a Loan shall be deemed to be accrued but unpaid interest on the corresponding PIK Notes.

20.5.3                  Market Facilitation

In the event at least €100,000,000 of PIK Notes have been issued and subject to any legal or regulatory restrictions on such Market Facilitations (as defined below), the Company will, and will cause its subsidiaries to, make commercially reasonable efforts to facilitate within 90 days of the Exchange the development of a secondary market (the “Market Facilitation”) for the PIK Notes by (i) preparing an offering memorandum relating to the PIK Notes in customary form for European high yield bond offerings pursuant to Rule 144A/Regulation S, without U.S. SEC registration rights (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of Company and to the type of information and level of detail of such information that is reasonably required to market the PIK Notes and specifying whether any holders of PIK Notes are selling PIK Notes pursuant to such offering memorandum), (ii) satisfying (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and letters and auditors’ comfort letters, (iii) preparing, participating in and completing the appropriate ratings agency presentations, (iv) listing the PIK Notes on the Irish Stock Exchange, Luxembourg Stock Exchange, any exchange or market on which the High Yield Notes, Demand Securities or Exchange Notes are listed or such other accepted Western European securities market reasonably acceptable to the Arrangers, (v) preparing, participating in and completing a “road show” and meetings with research analysts and (vi) entering into a customary agreement with any holders of PIK Notes acting as selling security holders; provided, however, that holders of PIK Notes may be required to make representations and warranties, give covenants and provide opinions customary for sellers of securities in such offerings.  At the Arranger’s request on terms reasonably acceptable to the Company and the Arrangers, the Company will also enter into a customary dealer manager or similar agreement with the Arrangers, provided that the Company will not be required to pay to the Arrangers a fee for the Exchange or Market Facilitation.

20.6                           Pari passu ranking

The Company shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the PIK Facility Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.7                           Application to De-list

The Company shall use commercially reasonable efforts to procure that Target, within 30 Business Days following the settlement of the Offer in accordance with the terms and conditions set forth in the Offer Document, files with the SEC an application to de-list all its securities from the New York Stock Exchange and submits the appropriate de-listing Target board resolutions to the New York Stock Exchange under Rule 806.02. of the NYSE Listed Company Manual.

21.                           EVENTS OF DEFAULT

21.1                           The Events of Default and remedies shall be as set forth in Section 6.01 of Schedule 9 (Events of Default).

21.2                           Clean up period

(a)                                   Notwithstanding any other terms of this Agreement, during the period commencing on the Closing Date and expiring 120 days after the Closing Date (the “Clean-up Period”), if any matter or circumstance that exists in respect of any member of the Target Group would constitute:

(i)                                  a breach of a representation or warranty made in Clause 17 (Representations); or

(ii)                               a breach of an undertaking in Clause 18 (Information Undertakings) or Clause 20 (General Undertakings); or

(iii)                            a Default or an Event of Default,

(a “Relevant Default”) then:

(A)                                          promptly upon becoming aware of its occurrence, the Company shall notify the PIK Facility Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(B)                                            subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default or an Event of Default and the PIK

Facility Agent shall not be entitled to give any notice under Section 6.02 of Schedule 9 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:

(iv)                           the date immediately after the end of the Clean-up Period; and

(v)                              the date (if any) on which a Material Adverse Effect occurs as a result of that Relevant Default.

(b)                                  Paragraph (a)(B) above shall not apply with respect to any Relevant Default to the extent that:

(i)                                  the Relevant Default is not capable of remedy; or

(ii)                               it is capable of remedy and reasonable steps are not being taken to remedy it within 20 Business Days of the PIK Facility Agent giving notice to the Company or the Company becoming aware of the occurrence that Relevant Default; or

(iii)                            the Relevant Default has been procured by or approved by the Company or Bidco.

(c)                                   For the avoidance of doubt subject to Clause 4.2 (Certain Funds), paragraph (a)(B) above shall not restrict the PIK Facility Agent’s right to give any notice under Section 6.02 of Schedule 9 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default.

21.3                           Defaults prior to the Effective Date

(a)                             [Reserved].

(b)                            If a Default or an Event of Default under Clause 21.2 (Breach of Obligations) of the Existing PIK Facility Agreement by reason of a breach of Clause 20.15 (Dividends) of the Existing PIK Facility Agreement and/or Clause 20.17 (Financial Indebtedness) of the Existing PIK Facility Agreement is continuing on the Effective Date and the events giving rise to such Default or Event of Default would also have given rise to a Default or an Event of Default under this Agreement had it been in effect at the time of such events, then such Default or Event of Default shall be deemed to exist with respect to the Loans under this Agreement from and after the Effective Date until such Default or Event of Default is cured or waived pursuant to this Agreement and any notice given or cure periods commenced under the Existing PIK Facility Agreement prior to the Effective Date shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Loans (with the same effect as if this Agreement had been in existence as of the actual dates thereof).

(a)                             For the avoidance of doubt, other than as provided in sub-clause (b) above, any Default or Event of Default existing as of the Effective Date shall be of no further force and effect on or after the Effective Date.

SECTION 9

CHANGES TO PARTIES

22.                           CHANGES TO THE LENDERS

22.1                           Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)                             assign any of its rights and benefits; or

(b)                            transfer by novation any of its rights, benefits and obligations,

under the PIK Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2                           Conditions of assignment or transfer

(a)                                   [Reserved]

(b)                                  Subject to paragraph (c) below, the Company must be consulted before an assignment or transfer by an Existing Lender but no consent of the Company shall be required for such assignment or transfer, provided that the Existing Lender shall notify the Company after such assignment or transfer is completed.

(c)                                   Following the occurrence of an Event of Default which is continuing, an assignment or transfer by an Existing Lender may be made without prior consultation with the Company and no consent of the Company shall be required for such assignment or transfer.

(d)                                  Unless the Company and the PIK Facility Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its Commitments and Loans or of its rights and obligations under this Agreement to a person other than one of its Affiliates, another Lender or a Related Fund, such transfer or assignment must be:

(i)                                  where the Existing Lender is a bank, in a minimum amount of €5,000,000 or where the Existing Lender is another financial institution or fund, in a minimum amount of €1,000,000, or if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Loans, in an amount equal to such existing share;

(ii)                               in an amount such that each of the Existing Lender and the New Lender has, after the transfer, Commitments and Loans in a minimum amount of €10,000,000 (if it is a bank) or €2,500,000 (if it is another financial institution or fund) or, if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Loans, in an amount equal to such existing Commitments and Loans.

(e)                                   If on the same date two or more Existing Lenders are transferring part of their Commitments and Loans to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than €5,000,000 (if it is a bank) or €1,000,000 (if it is another financial institution or fund) if the aggregate amount transferred to that transferee or assignee on that date is €5,000,000 or more (if that transferee or assignee is a bank) or €1,000,000 or more (if that transferee or assignee is another financial institution or fund).

(f)                                     No Lender may transfer or assign any of its rights, benefits or obligations under the PIK Finance Documents to, or enter into any participation arrangements with, any person to the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock.

(g)                                  An assignment will only be effective on the performance by the PIK Facility Agent of all “know your customer” or similar other checks relating to any person that it is required to carry out under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the PIK Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(h)                                  If:

(i)                                  a Lender assigns or transfers any of its rights, benefits or obligations under the PIK Finance Documents or changes its Facility Office; and

(ii)                               as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)                                      Without prejudice to any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under the Finance Documents, any Lender which is a Fund may, without the consent of the Company or the PIK Facility Agent, pledge its share of any Loan to a trustee for the benefit of investors in that Fund and in support of its obligations to such investors or trustee. No such pledge will release the relevant Lender from its obligations under the Finance Documents.

22.3                           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the PIK Facility Agent (for its own account) a fee of €1,500 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the PIK Facility.

22.4                           Limitation of responsibility of Existing Lenders

(a)                                   Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                  the legality, validity, effectiveness, adequacy or enforceability of the PIK Finance Documents or any other documents;

(ii)                               the financial condition of the Company;

(iii)                            the performance and observance by the Company or any other member of the Group of its obligations under the PIK Finance Documents or any other documents; or

(iv)                           the accuracy of any statements (whether written or oral) made in or in connection with any PIK Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                  Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                  has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in the PIK Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any PIK Finance Document; and

(ii)                               will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the PIK Finance Documents or any Commitment is in force.

(c)                                   Nothing in any PIK Finance Document obliges an Existing Lender to:

(i)                                  accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22 (Changes to the Lenders); or

(ii)                               support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the PIK Finance Documents or otherwise.

22.5                           Procedure for transfer

(a)                                   In this Clause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(i)                                  the proposed transfer date specified in that Transfer Certificate; and

(ii)                               the date on which the PIK Facility Agent executes that Transfer Certificate.

(b)                                  An assignment, release and accession or a novation is effected if:

(i)                                  the Existing Lender and the New Lender deliver to the PIK Facility Agent a duly completed Transfer Certificate; and

(ii)                               the PIK Facility Agent executes the Transfer Certificate.

The PIK Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The PIK Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                   Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the PIK Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                  On the Transfer Date:

(i)                                  the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)                               the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)                            the New Lender will become party to this Agreement as a Lender and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)                                   As soon as reasonably practical following the Transfer Date, the PIK Facility Agent shall notify the Company of the details of the New Lender.

(f)                                     An assignment, release, accession or novation may not be effected if it would cause a breach of Clause 22.1 (Assignments and transfers by the Lenders).

22.6                           Sub-participations

Any Lender may, without the consent of the Company, at any time sub-participate or sub-contract any of its rights or obligations under the PIK Finance Documents provided that such Lender remains liable under the PIK Finance Documents for any such obligation.

22.7                           Disclosure of information

(a)                                   Subject (in the case of paragraphs (i) and (ii) below) to obtaining a confidentiality undertaking from such Affiliate or other person on which the Company can rely which is substantially in the form set out in Schedule 7 (Confidentiality Undertaking) (provided that any material amendment thereto shall require the consent of the Company) or in any other form agreed between the Company and the PIK Facility Agent, any Lender may disclose to any of its Affiliates and any other person:

(i)                                  to whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the PIK Finance Documents;

(ii)                               (provided that such person has been consented to by the Company or is not a competitor or shareholder of a competitor of the Group holding more than 20 per cent. of the voting share capital of that competitor, a Holding Company of a competitor or an Affiliate of any such competitor or shareholder) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the PIK Finance Documents or the Company; or

(iii)                            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(iv)                           which is a rating agency, or, with the prior written consent of the Company, any other person,

any information about the Company, the Group and the PIK Finance Documents as that Lender shall consider appropriate.

(b)                                  Each Lender shall deliver to the Company (within 10 Business Days of execution) any confidentiality agreement referred to in paragraph (a) above to which it (or its agent) is party.

22.8                           Assignment by way of Security

In addition to the other rights provided in this Clause 22 (Changes to the Lenders), each Lender may, without the consent of the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:

(a)                                   any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the PIK Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the PIK Finance Documents; or

(ii)                               require any payments to be made by the Company or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the PIK Finance Documents.

22.9                           [Reserved]

22.10                     Affiliates of Lenders

(a)                                   Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)                                  the relevant Affiliate is specified in this Agreement as a Lender; and

(ii)                               the Loan in which that Affiliate will participate is specified in this Agreement or in a notice given by that Affiliate to the PIK Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in that Loan in the manner provided for in the notice delivered under paragraph (ii) above.

(b)                                  If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.  Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender’s obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(c)                                   If a Lender fulfills its obligations in respect of the Loan through an Affiliate, the Company shall not be liable to pay any amount to such Affiliate under Clause 11 (Tax Gross-up and indemnities) in excess of the amount it would have been obliged to pay to that Lender had it not nominated such Affiliate to participate in the Loan.  Each Lender shall promptly notify the Company and the PIK Facility Agent of the Tax jurisdiction from which its Affiliate will participate in the Loan and such other information regarding that Affiliate as the Company may reasonably request.

22.11                     Maintenance of Register

(a)                                   The Company designates the PIK Facility Agent to act as the Company’s agent to maintain (solely for the purposes of this Clause 22.11) a register (the “Register”) on which it will record the Commitments of and the outstanding amount of the Loans owing to each Lender.

(b)                                  Any failure to make or update the Register, or any error in the Register, will not affect the Company’s obligations in respect of those Loans.

(c)                                   Notwithstanding any other provision of this Clause:

(i)                                  the transfer of any Commitment or Loan any other right or obligation under the PIK Finance Documents will not be effective until that transfer is recorded on the Register maintained by the PIK Facility Agent; and

(ii)                               before its recording, all amounts owing by the Company under the PIK Finance Documents to the transferor with respect to those Commitments and Loans will remain owing to the transferor.

(d)                                  The PIK Facility Agent will promptly update the Register upon the relevant Transfer Date.

(e)                                   The PIK Facility Agent will provide a copy of the Register to the Company on request and in any event at 6 monthly intervals from the Closing Date.

23.                           CHANGES TO THE OBLIGORS

23.1                           Assignment and Transfers by the Company

The Company may not assign any of its rights or transfer any of its rights or obligations under the PIK Finance Documents, other than in accordance with Article 5 of Schedule 9.

23.2                           [Reserved]

23.3                           [Reserved]

SECTION 10

THE FINANCE PARTIES

24.                           ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS

24.1                           Appointment of the PIK Facility Agent

(a)                                   Each of the other Finance Parties appoints the PIK Facility Agent to act as its agent under and in connection with the PIK Finance Documents.

(b)                                  Each other Finance Party authorises the PIK Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the PIK Facility Agent under or in connection with the PIK Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2                           Duties of the PIK Facility Agent

(a)                                   The PIK Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the PIK Facility Agent for that Party by any other Party.

(b)                                  Except where a PIK Finance Document specifically provides otherwise, the PIK Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                   If the PIK Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                  If the PIK Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the PIK Facility Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                   The PIK Facility Agent’s duties under the PIK Finance Documents are solely mechanical and administrative in nature.

24.3                           Role of the Arrangers

Except as specifically provided in the PIK Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any PIK Finance Document.

24.4                           No fiduciary duties

(a)                                   Nothing in this Agreement constitutes the PIK Facility Agent or any Arranger as a trustee or fiduciary of any other person.

(b)                                  None of the PIK Facility Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5                           Business with the Group

The PIK Facility Agent and each Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6                           Rights and discretions

(a)                                   The PIK Facility Agent and each Arranger may rely on:

(i)                                  any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                               any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                  The PIK Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                  no Default has occurred (unless it has actual knowledge of a Default arising under Section 6.01(a)(1) of Schedule 9);

(ii)                               any right, power, authority or discretion vested in any Party or any group of the Lenders has not been exercised; and

(iii)                            any notice or request made by the Company (including any Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(iv)                           The PIK Facility Agent and each Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(c)                                   The PIK Facility Agent and each Lender may act in relation to the PIK Finance Documents through its personnel and agents and shall not be liable for the negligence or misconduct of such agents.

(d)                                  The PIK Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(e)                                   Notwithstanding any other provision PIK Finance Document to the contrary, none of the PIK Facility Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7                           Majority Lenders’ and Arrangers’ instructions

(a)                                   Unless a contrary indication appears in a PIK Finance Document, the PIK Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as PIK Facility Agent in accordance with any instructions given to it by the Majority Lenders or Arrangers, as applicable (or, if so instructed by the Majority Lenders or Arrangers, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as PIK Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders or Arrangers.

(b)                                  Unless a contrary indication appears in a PIK Finance Document, any instructions given by the Majority Lenders or Arrangers, as applicable, will be binding on all the Finance Parties.

(c)                                   The PIK Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders or Arrangers (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                  In the absence of instructions from the Majority Lenders or Arrangers, as applicable, (or, if appropriate, the Lenders) the PIK Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                   The PIK Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any PIK Finance Document.

24.8                           Responsibility for documentation

None of the PIK Facility Agent or the Arrangers:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the PIK Facility Agent, the Arrangers, the Company or any other person given in or in connection with any PIK Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the PIK Finance Documents; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any PIK Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any PIK Finance Document.

24.9                           Exclusion of liability

(a)                                   Without limiting paragraph (b) below, the PIK Facility Agent will not be liable for any action taken by it under or in connection with any PIK Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                  No Party (other than the PIK Facility Agent) may take any proceedings against any officer, employee or agent of the PIK Facility Agent in respect of any claim it might have against the PIK Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any PIK Finance Document or any Transaction Document and each officer, employee or agent of the PIK Facility Agent may rely on this Clause subject to Clause 1.4 (Third party rights).

(c)                                   The PIK Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the PIK Finance Documents to be paid by the PIK Facility Agent if the PIK Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the PIK Facility Agent for that purpose.

(d)                                  Nothing in this Agreement shall oblige the PIK Facility Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the PIK Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the PIK Facility Agent or the Arrangers.

24.10                     Lenders’ indemnity to the PIK Facility Agent

(a)                                   Subject to paragraph (b) below, each Lender shall (in the proportion that its Commitments bears to the aggregate amount of Commitments) indemnify the PIK Facility Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the PIK Facility Agent (otherwise than by reason of its gross negligence or willful misconduct) in acting as Agent under the PIK Finance Documents (unless it has been reimbursed by the Company pursuant to a PIK Finance Document).

(b)                                  If the aggregate amount of Commitments are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Commitments to the aggregate amount of Commitments immediately prior to their reduction to zero.

24.11                     Resignation of the PIK Facility Agent

(a)                                   The PIK Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving not less than ten Business Days’ notice to the other Finance Parties and the Company.

(b)                                  Alternatively the PIK Facility Agent may resign by giving not less than thirty days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (without giving effect to any outstanding PIK Notes) (after consultation with the Company) may appoint a successor PIK Facility Agent (acting through an office in the United Kingdom).

(c)                                   If the Majority Lenders (without giving effect to any outstanding PIK Notes) have not appointed a successor PIK Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the PIK Facility Agent (after consultation with the Company) may appoint a successor PIK Facility Agent.

(d)                                  The retiring PIK Facility Agent shall, at its own cost, make available to the successor PIK Facility Agent such documents and records and provide such assistance as the successor PIK Facility Agent may reasonably request for the purposes of performing its functions as PIK Facility Agent under the PIK Finance Documents.

(e)                                   The PIK Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                     Upon the appointment of a successor, the retiring PIK Facility Agent shall be discharged from any further obligation in respect of the PIK Finance Documents but shall remain entitled to the benefit of this Clause 24.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                  After consultation with the Company, the Majority Lenders (without giving effect to any outstanding PIK Notes) may, by notice to the PIK Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the PIK Facility Agent shall resign in accordance with paragraph (b) above.

24.12                     Confidentiality

(a)                                   In acting as agent for the Finance Parties, the PIK Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of the PIK Facility Agent, it may be treated as confidential to that division or department and the PIK Facility Agent shall not be deemed to have notice of it.

(c)                                   Notwithstanding any other provision of any PIK Finance Document to the contrary, none of the PIK Facility Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)                                  The PIK Facility Agent may forward any document that it is required to forward to a Lender to a professional advisor of that Lender where such professional advisor has been appointed by such Lender (and notified to the PIK Facility Agent as such) in order to ensure that such Lenders does not receive any information relating to the Group that in accordance with any law or regulation it should not be in receipt of and in doing so the PIK Facility Agent will be deemed to have fulfilled its obligation to forward such document to such Lender.

24.13                     Relationship with the Lenders

The PIK Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14                     Credit appraisal by the Finance Parties

Without affecting the responsibility of any the Company for information supplied by it or on its behalf in connection with any PIK Finance Document, each Finance Party confirms to the PIK Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any PIK Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group and the Target Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any PIK Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document;

(c)                                   whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any PIK Finance Document, the Transaction Security, the transactions contemplated by the PIK Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the PIK Facility Agent, the Security Agent, any Party or by any other person under or in connection with any PIK Finance Document, the transactions contemplated by the PIK Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document.

24.15                     [Reserved]

24.16                     Deduction from amounts payable by the PIK Facility Agent

If any Party owes an amount to the PIK Facility Agent under the PIK Finance Documents, the PIK Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the PIK Facility Agent would otherwise be obliged to make under the PIK Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the PIK Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17                     Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the PIK Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or the PIK Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the PIK Finance Documents or the transactions contemplated in the PIK Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                   interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.                           SHARING AMONG THE FINANCE PARTIES

26.1                           Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Company other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the PIK Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the PIK Facility Agent;

(b)                                  the PIK Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the PIK Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the PIK Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the PIK Facility Agent, pay to the PIK Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the PIK Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2                           Redistribution of payments

The PIK Facility Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.6 (Partial payments).

26.3                           Recovering Finance Party’s rights

(a)                                   On a distribution by the PIK Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4                           Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the PIK Facility Agent, pay to the PIK Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5                           Exceptions

(a)                                   This Clause 26 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                  it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                               (the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

27.                           PAYMENT MECHANICS

27.1                           Payments to the PIK Facility Agent

(a)                                   On each date on which the Company or a Lender is required to make a payment under a PIK Finance Document, that the Company or Lender shall make the same available to the PIK Facility Agent for the account of the relevant Party (unless a contrary indication appears in a PIK Finance Document) for value on the due date at the time and in such funds specified by the PIK Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                  Payment shall be made to such account in a principal financial centre in a Participating Member State or London with such bank as the PIK Facility Agent specifies but not less than five Business Days’ notice.

27.2                           Distributions by the PIK Facility Agent

Each payment received by the PIK Facility Agent under the PIK Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company) and Clause 27.4 (Clawback) be made available by the PIK Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the PIK Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of a Participating Member State or London.

27.3                           Distributions to the Company

The PIK Facility Agent may with the consent of the Company (or in accordance with Clause 28 (Set-off)) apply any amount received by it for that the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the PIK Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4                           Clawback

Where a sum is to be paid to the PIK Facility Agent under the PIK Finance Documents for another Party, the PIK Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.5                           Refunding of Payments

The PIK Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)                                   the person to whom the PIK Facility Agent made that sum available shall on request refund it to the PIK Facility Agent; and

(b)                                  the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the PIK Facility Agent the amount (as certified by the PIK Facility Agent) which will indemnify the PIK Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that the Company will not have any obligation to refund any such sum received by it in relation to the Offer, any Compulsory Acquisition Procedure, the 2006 Target Bonds and any Tender and paid by it (or on its behalf);

(i)                                  to any third party in accordance with the Funds Flow Memorandum; or

(ii)                               to shareholders of the Target in satisfaction of any purchase price paid in respect of their Target Shares or the holders of the Target Bonds or the 2006 Target Bonds in respect of the purchase or redemption thereof.

27.6                           Partial payments

(a)                                   If the PIK Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the PIK Finance Documents, the PIK Facility Agent shall apply that payment towards the obligations of the Company under the PIK Finance Documents in the following order:

(i)                                  first, in or towards payment pro rata of any unpaid fees, costs and expenses of the PIK Facility Agent and the Arrangers under the PIK Finance Documents;

(ii)                               secondly, in or towards payment pro rata of any accrued interest (other than interest being capitalized), fee or commission due but unpaid under this Agreement;

(iii)                            thirdly, in or towards payment of any principal (including all amounts paid on capitalized interest) outstanding due but unpaid; and

(iv)                           fourthly, in or towards payment pro rata of any other sum due but unpaid under the PIK Finance Documents.

(b)                                  The PIK Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                   Paragraphs (a) and (b) above will override any appropriation made by the Company.

27.7                           No set-off by Obligors

All payments to be made by the Company under the PIK Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8                           Business Days

(a)                                   Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                  During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.9                           Currency of account

(a)                                   Subject to paragraphs (b) to (f) below and unless a PIK Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the PIK Finance Documents is euro.

(b)                                  Interest is payable in the currency in which the relevant amount in respect of which it is payable was denominated when that interest accrued.

(c)                                   A repayment or prepayment of any principal amount or Unpaid Sum is payable in the currency in which that principal amount or Unpaid Sum is denominated on its due date.

(d)                                  Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)                                   Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)                                     Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.10                     Change of currency

(a)                                   Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                  any reference in the PIK Finance Documents to, and any obligations arising under the PIK Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the PIK Facility Agent (after consultation with the Company); and

(ii)                               any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the PIK Facility Agent (acting reasonably).

(b)                                  If a change in any currency of a country occurs, this Agreement will, to the extent the PIK Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.                           SET-OFF

28.1                           Set-off

A Finance Party may, if an Event of Default is continuing, set off any matured obligation due from the Company under the PIK Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                           NOTICES

29.1                           Communications in writing

Any communication to be made under or in connection with the PIK Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

29.2                           Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the PIK Finance Documents is:

(a)                             in the case of the Company, that provided to the PIK Facility Agent prior to the Closing Date with its name below;

(b)                            in the case of each Lender that notified in writing to the PIK Facility Agent on or prior to the date on which it becomes a Party; and

(c)                             in the case of the address of the PIK Facility Agent, as set out below or, in the case of the fax number and department or officer of the PIK Facility Agent, as notified to the other Parties within five Business Days of the date of this Agreement:

Winchester House
1 Great Winchester Street
London
EC2N 2DB

Tel:	+44 (0) 207 547 5905
Fax:	+44 (0) 207 547 6419
Email:	elizabeth.macadie@db.com
For the attention of:	Elizabeth Macadie

or any substitute address, fax number, telex number or department or officer as the Party may notify to the PIK Facility Agent (or the PIK Facility Agent may notify to the other Parties, if a change is made by the PIK Facility Agent) by not less than five Business Days’ notice.

29.3                           Delivery

(a)                                   Any communication or document made or delivered by one person to another under or in connection with the PIK Finance Documents will only be effective:

(i)                                  if by way of fax, when received in legible form; or

(ii)                               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)                            if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                                  Any communication or document to be made or delivered to the PIK Facility Agent will be effective only when actually received by the PIK Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the PIK

Facility Agent’s signature below (or any substitute department or officer as the PIK Facility Agent shall specify for this purpose).

(c)                                   All notices from or to the Company shall be sent through the PIK Facility Agent.

29.4                           Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 29.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

29.5                           Electronic communication

(a)                                   Any communication to be made between the PIK Facility Agent and a Lender under or in connection with the PIK Finance Documents may be made by electronic mail or other electronic means, if the PIK Facility Agent and the relevant Lender:

(i)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                               notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(b)                                  Any electronic communication made between the PIK Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the PIK Facility Agent only if it is addressed in such a manner as the PIK Facility Agent shall specify for this purpose.

29.6                           English language

(a)                                   Any notice given under or in connection with any PIK Finance Document must be in English.

(b)                                  All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any PIK Finance Document must be:

(i)                                  in English; or

(ii)                               if not in English, and if so required by the PIK Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.                           CALCULATIONS AND CERTIFICATES

30.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a PIK Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                           Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any PIK Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                           Day count convention

Any interest, commission or fee accruing under a PIK Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.                           PARTIAL INVALIDITY

If, at any time, any provision of the PIK Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the PIK Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.                           AMENDMENTS AND WAIVERS

33.1                           Amendments and waivers shall be as set forth in Article 9 of Schedule 9 (Amendments).

33.2                           [Reserved]

33.3                           Replacement of Lenders

(a)                                   If at any time:

(i)                                  any Lender becomes a Non-Consenting Lender; or

(ii)                               any Lender becomes a Non-Funding Lender,

(iii)                            then the Company may, on not less than three Business Days’ prior notice to the PIK Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement.

(b)                                  The Company shall have no right to replace the Arrangers, the PIK Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Lender as an inducement for the replacement Lender to become a Lender. The Company may only exercise its replacement rights in respect of any relevant Lender within 180 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)                                   In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

(d)                                  For the purposes of this Clause:

(i)                                  Non-Consenting Lender means any Lender which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the PIK Finance Documents which has been requested by the Company or the Facility Agent where the requested consent, waiver or amendment is one which requires consent pursuant to the second sentence of Section 9.01 of Schedule 9; and

(ii)                               Non-Funding Lender means any Lender which has failed to participate in a Loan it is obliged to make under this Agreement or such Lender has given notice to the Company or the PIK Facility Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in a Loan.

33.4                           [Reserved]

33.5                           Obligor

In all matters relating to the PIK Finance Documents, the Company acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party.

33.6                           Excluded Commitments

The Commitments of any Lender which has been requested by the Company or the PIK Facility Agent to agree to a consent to a departure from, or waiver or amendment of, any provision of the PIK Finance Documents but has not accepted or rejected such request within 15 Business Days’ of receipt of that request shall be disregarded when calculating whether the level of consent required under this Agreement has been obtained.

34.                           COUNTERPARTS

Each PIK Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the PIK Finance Document.

35.                           TERMINATION OF EXISTING PIK FACILITY AGREEMENT

This Agreement shall become effective on the date on which the Target Shares are acquired by Bidco pursuant to the Offer (the “Effective Date”).  On and from the Effective Date, the Existing PIK Facility Agreement shall be terminated and replaced in its entirety by this Agreement, and the rights and obligations of the parties to the Existing PIK Facility Agreement with respect to the subject matter thereof shall be governed and construed by the terms of this Agreement.  Notwithstanding the foregoing, the Managers shall be able to rely on any documents delivered to the PIK Facility Agent pursuant to the Existing PIK Facility Agreement.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.                           GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

37.                           ENFORCEMENT

37.1                           Jurisdiction of New York Courts

(a)                                   The courts of the State of New York have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the PIK Finance Documents (including a dispute regarding the existence, validity or termination of the PIK Finance Documents) (a “Dispute”), and any judgment or order of any such court in connection with any PIK Finance Document may be enforced against the Parties in any other jurisdiction.

(b)                                  The Parties agree that the courts of the State of New York are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                   This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law:

(a)                             the Company irrevocably and unconditionally: (1) submits itself and its property in any legal action or proceeding relating to the PIK Finance Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) appoints National Registered Agents, Inc., currently having an office at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its agent to receive on its behalf service of all process in any such action or proceeding, such service being hereby acknowledged by the Company to be effective and binding in every respect; and

(b)                            the Company agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

The Company may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the New York courts in connection with any PIK Finance Document with the consent of the PIK Facility Agent (acting reasonably). Following the new process agent’s and the PIK Facility Agent’s (acting reasonably) acceptance of such new appointment the existing process agent may resign.

38.                           WAIVER OF JURY TRIAL

Each party to this Agreement hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, under or in connection with this Agreement or any of the other PIK Finance Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other PIK Finance Documents, as applicable, by, among other things, the mutual waivers and certifications in this Clause 38.

39.                           WAIVER OF IMMUNITY

The Company irrevocably and unconditionally:

(a)                             agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a PIK Finance Document and to ensure that no such claim is made on its behalf;

(b)                            consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                             waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of incorporation

NORDIC TELEPHONE COMPANY FINANCE APS	Denmark

PART II

THE MANAGERS

Name of Managers	Commitment

Deutsche Bank AG, London Branch	€113,750,000

Credit Suisse International	€78,750,000

Barclays Capital	€52,500,000

JPMorgan Chase Bank, N.A.	€52,500,000

The Royal Bank of Scotland plc	€52,500,000

Total	€350,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

CONDITIONS PRECEDENT TO SIGNING

1.                                 The Company

(a)                            A copy of the constitutional documents of the Company or a certificate of an authorized signatory of the Company certifying that the constitutional documents previously delivered to the PIK Facility Agent for the purposes of the Existing PIK Facility Agreement have not been amended and remain in full force and effect.

(b)                           A copy of a resolution of the board of directors, the management and the supervisory board or equivalent bodies of the Company:

(i)                                approving the terms of, and the transactions contemplated by, the PIK Finance Documents to which it is a party and resolving that it execute the PIK Finance Documents to which it is a party;

(ii)                             authorising a specified person or persons to execute the PIK Finance Documents to which it is a party on its behalf; and

(iii)                          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the PIK Finance Documents to which it is a party.

(c)                            A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                           A certificate of the Company (signed by a director) confirming that borrowing the aggregate amount of Commitments would not cause any borrowing limit binding on the Company to be exceeded.

(e)                            A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 [Reserved]

3.                                 [Reserved]

4.                                 [Reserved]

5.                                 Legal opinions

(a)                            A legal opinion of Bech-Bruun, legal advisers to the Original Investors and the Company in Denmark, substantially in the form distributed to the Managers prior to signing this Agreement.

(b)                           A legal opinion of Simpson Thacher & Bartlett LLP, legal advisers to the Original Investors and the Company in New York, substantially in the form distributed to the Managers prior to signing this Agreement.

6.                                 [Reserved]

7.                                 [Reserved]

8.                                 [Reserved]

9.                                 [Reserved]

10.                           Other documents and evidence

(a)                            Evidence that any process agent referred to in Clause 37.2 (Service of process), if not the Company, has accepted its appointment.

(b)                           Evidence satisfactory to the PIK Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the PIK Finance Documents.

SCHEDULE 3

UTILISATION REQUEST

From:                  Nordic Telephone Company Finance ApS

To:                              Deutsche Bank AG, London, as PIK Facility Agent

Dated:

Dear Sirs

€350,000,000 PIK Facility Agreement dated 30 November 2005 (the “PIK Facility Agreement”)

1.                                 We wish a Loan to be made on the following terms:

(a)	Company:	Nordic Telephone Company Finance ApS

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Currency :	euro

(d)	Amount:	[ ] (or, if less, the Available Facility)

2.                                 We confirm that each condition specified in Clause 4.1 (Conditions Precedent) has been satisfied.

3.                                 [The proceeds of this Loan should be credited to [account].][Delivery instructions are as follows]*

4.                                 This Utilisation Request is irrevocable.

5.                                 Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the PIK Facility Agreement shall have the meaning given to those terms in the PIK Facility Agreement.

Yours faithfully

authorised signatory for

NORDIC TELEPHONE COMPANY FINANCE APS

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:                              [                   ] as PIK Facility Agent

From:                  [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Nordic Telephone Company Finance ApS – €350,000,000 PIK Facility Agreement dated 30 November 2005 (the “PIK Facility Agreement”)

1.                                 We refer to the PIK Facility Agreement. This is a Transfer Certificate.

2.                                 (a)                                   The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the PIK Facility Agreement which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the PIK Facility Agreement specified in the schedule to this Transfer Certificate (the “Schedule”).

(b)                                  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the PIK Facility Agreement specified in the Schedule.

(c)                                   The New Lender becomes a Lender under the PIK Facility Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                 The proposed Transfer Date is [                   ].

4.                                 On the Transfer Date the New Lender becomes:

(a)                                   party to the PIK Facility Agreement as a Lender; and

(b)                                  [Reserved]

5.                                 [The New Lender confirms that its entry into this Transfer Certificate will not cause non-compliance with the terms of paragraph (g) of Clause 22.2 (Conditions of assignment or transfer) of the PIK Facility Agreement.](1)

6.                                 The administrative details of the New Lender for the purposes of the PIK Facility Agreement are set out in the Schedule.

7.                                 [Reserved]

(1)          Include in respect of any assignment or transfer to be effected on or before the Merger Date.

8.                                 This Transfer Certificate has been executed and delivered on the date stated at the beginning of this Transfer Certificate and is governed by the law of the State of New York.

9.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

10.                           Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the PIK Facility Agreement shall have the meaning given to those terms in the PIK Facility Agreement. Clause 34 (Counterparts) and 36 (Enforcement) of the PIK Facility Agreement are incorporated in this Transfer Certificate mutatis mutandis.

11.                           Interest accrued on a Loan during any Interest Period shall be capitalised or paid to, as the case may be, for the benefit of the Lender showing on the Register on the last Business Day of such Interest Period.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect transfer of such share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the PIK Facility Agent and the Transfer Date is confirmed as [                   ].

[PIK Facility Agent]

By:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:                              [                   ] as PIK Facility Agent

From:                  Nordic Telephone Company Finance ApS

Dated:

Dear Sirs

€350,000,000 PIK Facility Agreement dated 30 November 2005 (the ”PIK Facility Agreement”)

1.                                 We refer to the PIK Facility Agreement. This is a Compliance Certificate.

We confirm that [No Default is continuing].(2)

Signed
	Director	Director
	of	Of
	[Company]	[Company]

(2)          If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to rectify it.

SCHEDULE 6

TIMETABLES

LOANS

“D-X” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 9:30 a.m.

PIK Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D - 3 2:00 p.m.

SCHEDULE 7
CONFIDENTIALITY UNDERTAKING

To:                              [Transferring Lender]

Re:                             €350,000,000 PIK Facility Agreement dated 30 November 2005 (the “Agreement”)

Amount:

Agent:

Dear Sirs

We are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.                                 Confidentiality Undertaking

We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.                                 Permitted Disclosure

You agree that we may disclose Confidential Information:

(a)                                   to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)]                               subject to the requirements of the Agreement, in accordance with the Permitted Purpose, so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;]

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[(b/c)                         subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Company or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)                         (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                 Notification of Required or Unauthorised Disclosure

We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                 Return of Copies

If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d) above.

5.                                 Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence,

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the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                 No Representation; Consequences of Breach, etc

We acknowledge and agree that:

(a)                                   neither you, [nor your principal] nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b)                                  you [or your principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                 No Waiver; Amendments, etc

This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

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8.                                 Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                 Nature of Undertakings

The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] the Company and each other member of the Group.

10.                           Third Party Rights

(a)                            Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right to enforce or to enjoy the benefit of any term of this letter.

(b)                           The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10.

(c)                            The parties to this letter do not require the consent of the Relevant Persons (other than parties to this letter) to rescind or vary this letter at any time.

11.                           Governing Law and Jurisdiction

(a)                            This letter (including the agreement constituted by your acknowledgement of its terms) is governed by the law of the State of New York.

(b)                           The parties submit to the non-exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and any appellate courts from any thereof.

12.                           Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Company, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or

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copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies;

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

To:	[Potential Purchaser/Purchaser’s agent/broker]

We acknowledge and agree to the above:

For and on behalf of

[Seller/Seller’s agent/broker]

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SCHEDULE 8
SUMMARY OF TERMS AND CONDITIONS

All capitalized terms used in this Schedule 8 but not defined herein shall have the meanings provided in the PIK Facility Agreement (the “Credit Agreement”) to which this Schedule is attached.

Issuer:	Nordic Telephone Company Finance ApS (the “Issuer”).

PIK Note Trustee:	A bank or trust company selected by the Company and reasonably acceptable to the Arrangers.

PIK Note Holders:	Persons in whose names the PIK Notes are registered.

Guarantors:	None.

Collateral:	None.

Ranking:	The PIK Notes will rank pari passu with the Loans and will be senior to all other obligations of the Issuer.

Documentation:

The PIK Notes will be governed by an indenture (the form of which shall be agreed by the Company and the PIK Facility Agent prior to the PIK Exchange Date) having terms and conditions consistent with this Schedule 8 and customary for other high yield offerings for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates.

Maturity:	The eleventh anniversary of the Closing Date.

Interest:	The PIK Notes will bear interest in the same manner and at the same rates as the Loans.

Optional Redemption of PIK Notes:	Same as the Loans.

Change of Control:	Same as the Loans.

Withholding Tax:

All payments on the PIK Notes shall be made without withholding or deduction for, or on the account of, any present or future taxes or duties, except as required by applicable law. If any withholding or deduction imposed by or on the behalf of the Kingdom of Denmark is required to be made, the PIK Note Indenture will provide (with exceptions customary for affiliates of the Initial Investors) that additional amounts be paid on the PIK Notes so that Holders will receive the same amounts as they would have received had no such withholding or deduction been required. Any such additional amounts may be paid in the form of additional PIK Notes.

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Affirmative Covenants:	Same as on Schedule 9 of the Agreement.

Negative Covenants:	Same as on Schedule 9 of the Agreement.

Events of Default:	Same as on Schedule 9 of the Agreement.

Registration Rights:	Customary “piggy-back” registration rights in the event any notes issued in order to refinance the Bridge Facility or any Exchange Notes benefit from registration rights.

Listing:

Luxembourg Stock Exchange, Irish Stock Exchange, any exchange or market on which the High Yield Notes, Demand Securities or Exchange Notes are listed or such other internationally recognized professional securities market reasonably acceptable to the Arrangers and the Issuer.

Voting:

Amendments and waivers of the documentation for the PIK Notes will require the approval of Holders (of Loans and PIK Notes) holding more than 50% of the outstanding Loans and PIK Notes, voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Loans or the PIK Notes, as the case may be) holding more than 50% of the outstanding Loans and PIK Notes taken as one class, except that (a) the consent of each affected PIK Note Holder will be required for certain matters, as customary for high yield transactions for affiliates of the Initial Investors, including reductions of principal and interest rates (with respect to any PIK Notes held by a non-consenting Holder) and (b) certain amendments and waivers (as customary for high yield offerings for affiliates of the Initial Investors) may be effected solely by the PIK Note Trustee and the Issuer, including amendments to cure ambiguities and to make any change that does not materially adversely affect the rights of any PIK Note Holder.

Right to Transfer PIK Notes:

The PIK Note Holders shall have the absolute and unconditional right to transfer such PIK Notes in compliance with applicable law to any third parties. To the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock, no PIK Note Holder may transfer any PIK Notes to any person subject to any such laws or regulations.

Minimum Denomination:	€50,000 and €1,000 increments.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	The parties to the documentation for the PIK Notes will

2

waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the PIK Notes and related transactions.

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SCHEDULE 9

ARTICLE 1

Definitions

SECTION 1.01.                 Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Company or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1)                                  any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets;

(2)                                  the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(3)                                  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company.

“Additional Loans” means additional Loans incurred under this Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other

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disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)                                  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)                                  a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)                                  a disposition of inventory, trading stock, communications capacity or other assets in the ordinary course of business;

(4)                                  a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)                                  transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)                                  an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)                                  dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than €40 million;

(8)                                  any Restricted Payment that is permitted to be made, and is made, under Section 4.06 and the making of any Permitted Payment or Permitted Investment or asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)                                  dispositions in connection with Permitted Liens;

(10)                            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                            the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)                            foreclosure, condemnation or any similar action with respect to any property or other assets;

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(13)                            the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)                            sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

(15)                            any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (15) of the definition of Permitted Investments);

(16)                            any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)                            any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)                            any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person; provided, however, that the Operational Board of Directors shall certify that in the opinion of the Operational Board of Directors, the outsourcing transaction will be economically beneficial to the Company and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (18), do not exceed the greater of 1.5% of Total Assets and €200 million; and

(19)                            any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement.

“Associate” means (i) any Person engaged in a Similar Business of which the Company and/or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Closing Date or Incurred after the Closing Date, payable under or in respect of any Credit Facility and any related notes, collateral documents, letters of credit and Guarantees and any Hedging Obligations entered into in connection with any Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

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“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors or the laws of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors or any amendment to, succession to or change to such law.

“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Agreement requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Copenhagen, the Kingdom of Denmark, London, United Kingdom, or New York, United States are authorized or required by law to close, provided, however, that for any payments to be made under this Agreement, such day shall also be a TARGET Day.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Bridge Facility” means the credit facilities provided under the Senior Facilities Agreement in an amount no greater than €1,100 million and with a Stated Maturity no later than five months after the Closing Date.

“Cash Equivalents” means:

(1)                                  securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or Switzerland or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

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(2)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to the Senior Facilities Agreement or by any bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital surplus in excess of €500 million;

(3)                                  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)                                  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)                                  readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, or Switzerland or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)                                  Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7)                                  bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8)                                  interests in any investment company, money market fund or enhanced yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above; and

(9)                                  for purposes of clause (2) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Company and its Subsidiaries on the Closing Date.

“Change of Control” means:

(1)                                  the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the

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Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that for the purposes of this clause (1), (A) no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of a Successor Parent and (B) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined), unless that person or group is not an affiliate of a Permitted Holder and has the sole voting power with respect to that Voting Stock;

(2)                                  following the first Public Offering by the IPO Entity, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the IPO Entity (together with any new directors whose election by the majority of such directors on such Board of Directors of the IPO Entity or whose nomination for election by shareholders of the IPO Entity, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the IPO Entity then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors (excluding any employee representatives, if any) on the Board of Directors of the IPO Entity, then in office;

(3)                                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(4)                                  the Company shall fail to own directly or indirectly 100% of the issued and outstanding Voting Stock of Midco, excluding (A) treasury shares, (B) directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary of the Company and (C) Capital Stock issued in connection with any equity incentive or compensation plan.

“Closing Date” means, for purposes of this Schedule 9, the Effective Date.

“Code” means the United States Internal Revenue Code of 1986.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)                                  Consolidated Interest Expense and Receivables Fees;

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(2)                                  Consolidated Income Taxes;

(3)                                  consolidated depreciation expense;

(4)                                  consolidated amortization expense;

(5)                                  any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement (whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by an Officer of the Company;

(6)                                  any minority interest expense consisting of income attributable to minority equity interests of third parties in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of Capital Stock held by such third parties (excluding any dividends or payments paid in connection with any debt pushdown contemplated by the Structure Memorandum), or any net earnings, income or share of profit of any associates, associated company or undertaking;

(7)                                  the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Permitted Holders to the extent otherwise permitted under Section 4.10 hereof; and

(8)                                  other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, governmental rules and regulations applicable to such Restricted Subsidiary or its shareholders (other than any restriction specified in sub-clauses (a) through (d) of clause (2) of the definition of “Consolidated Net Income”).

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

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“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP) the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:

(1)                                  interest expense attributable to Capitalized Lease Obligations;

(2)                                  amortization of debt discount and debt issuance cost;

(3)                                  non-cash interest expense;

(4)                                  commissions, discounts and other fees and charges owed with respect to financings not included in clause (2) above;

(5)                                  costs associated with Hedging Obligations;

(6)                                  dividends on other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company or a subsidiary of the Company;

(7)                                  the consolidated interest expense that was capitalized during such period; and

(8)                                  interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and its Restricted Subsidiaries (excluding (1) Hedging Obligations except to the extent provided in Section 4.05(f)(3), (2) Indebtedness pursuant to the Cash Bridge Facilities and (3) outstanding Indebtedness listed as Items 1, 3, 4, 5 and 6 of Schedule 4.05 and permitted to be Incurred under Section 4.05(b)(4)(e)) as of the relevant date of calculation on a consolidated basis on the basis of GAAP less, at the Company’s election, the aggregate amount held in the Target Bond Redemption Account as of the relevant date of calculation (provided that if any Indebtedness has been Incurred or other transaction completed utilizing a calculation of the Consolidated Leverage Ratio that is only complied with by deducting amounts in the Target Bond Redemption Account, then such amounts must be ultimately utilized to repay Indebtedness of the Company and its Restricted Subsidiaries).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(1)                                  since the beginning of such period, the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the

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need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                  since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                  since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, (a) calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including in respect of anticipated expense and cost reductions and synergies) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period.

“Consolidated Net Income” means, for any period, net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                  subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)                                  solely for the purpose of determining the amount available for Restricted Investments under Section 4.06(b)(3)(i) hereof, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to

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the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to (i) the Loans or this Agreement and (ii) the PIK Notes or the PIK Note Indenture, (c) contractual restrictions in effect on the Closing Date with respect to a Restricted Subsidiary (including pursuant to the Senior Facilities Agreement, the Intercreditor Agreement and the Bridge Facility Agreement) and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Closing Date), (d) restrictions pursuant to any Refinancing Notes and (e) restrictions described in Section 4.08(b)(11), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)                                  any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Company);

(4)                                  any extraordinary, exceptional, unusual or non-recurring gain, loss or charge or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the Transactions;

(5)                                  the cumulative effect of a change in accounting principles;

(6)                                  any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(7)                                  all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)                                  any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)                                  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

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(10)                            any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(11)                            any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to the Transactions or any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries;

(12)                            any goodwill or other intangible asset impairment charge or write-off; and

(13)                            the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)                                  to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)                                  to advance or supply funds:

(a)                                  for the purchase or payment of any such primary obligation; or

(b)                                 to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to Midco or any of its Subsidiaries, one or more debt facilities or arrangements (including the Senior Facilities Agreement and the Bridge Facility Agreement or commercial paper facilities and overdraft facilities) with banks or other institutions providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Facilities Agreement or the original Bridge Facility Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto

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and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of Midco as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.09.

“Designated Preference Shares” means, with respect to the Company or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.06(b)(3)(ii).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

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“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“Disposal Proceeds” means the consideration received in cash by any member of the Group (including any amount received in cash from a person who is not a member of the Group in repayment of intercompany debt) for any Disposal made by any member of the Group to a person who is not a member of the Group after deducting:

(a)                                  fees and expenses incurred by any member of the Group with respect to that Disposal to person(s) who are not members of the Group;

(b)                                 any Tax incurred and required to be paid (or, on the basis of professional advice,  reserved against as evidenced in reasonable detail to the PIK Facility Agent on request) by the seller in connection with that Disposal;

(c)                                  any amount retained in respect of any possible warranty or indemnity claim against such Disposal as evidenced in reasonable detail to the PIK Facility Agent on request, provided that to the extent no such warranty or indemnity claim is able to be made such amount shall constitute Disposal Proceeds;

(d)                                 any amount required to be applied in prepaying any Financial Indebtedness (other than any amount outstanding under the PIK Finance Documents) permitted under Clause 20.18 (Financial Indebtedness) of the Bridge Facility Agreement which is secured over the asset disposed of as permitted under Clause 20.10 (Negative pledge) of the Bridge Facility Agreement to the extent that such Financial Indebtedness was not incurred prior to such Disposal for the purpose of that Disposal; and

(e)                                  any related reasonable out-of-pocket, redundancy, relocation, closure or restructuring costs arising in connection with or as a result of or preparatory to such Disposal as evidenced in reasonable detail to the PIK Facility Agent on request; and

(f)                                    any amount received in respect of a Disposal which is to be paid into the Bond Redemption Account (as defined in the Bridge Facility Agreement) in accordance with the terms of Clause 7.10 (Bond Redemption Account) of the Bridge Facility Agreement and which has been so paid, but does not include any consideration for any Disposal:

(a)                                  referred to in paragraphs (b)(i), (ii), (iii), (iv), (v), (vii), (ix), (xii), (x), (xi)(a), (xiv) save to the extent such proceeds are required to be prepaid pursuant to that sub-paragraph, (xvii) save to the extent that if the agreement to make such Disposal had been concluded after the Closing Date the proceeds would have been required to be prepaid, (xviii), (xix), (xx) or (xxi) of Clause 20.11 (Disposals) of the Bridge Facility Agreement;

(b)                                 of a kind contemplated by paragraph (b)(vi) of Clause 20.11 (Disposals) of the Bridge Facility Agreement, to the extent such proceeds are used (or committed to be used,

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as applicable) within the timeframes set out, and in the purchase of assets permitted by that paragraph;

(c)                                  being either a license of Intellectual Property or a lease or license of real property unless the consideration is received by way of a capital sum rather than periodic payment; or

(d)                                 in an amount (after the deductions referred to in paragraphs (i) to (vi) above) of €2,500,000 or less.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)                                  is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Maturity Date of the Loans or (b) the date on which there are no Loans outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.06.

“Equity Offering” means (x) a sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) a sale of Capital Stock or other securities the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the

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occurrence of certain events.  The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company or the PIK Facility Agent, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.

“European Government Obligations” means any security that is (1) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the European Monetary Union on the date of this Agreement, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Excluded Non-Core Asset Proceeds” the lower of (i) €350,000,000 (or its equivalent in other currencies) and (ii) the aggregate amount of the Non-Core Asset Disposal Proceeds less the amount of those proceeds (if any) necessary, when applied in prepayment of the Senior Facilities, to reduce the Debt Cover ratio (adjusted on a pro forma basis to take account of the Non-Core Asset Disposal and calculated as if such Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period and by reference to the Company’s then most recent financial statements as delivered to the Bridge Facility Agent pursuant to Clause 18.1 (Financial Statements) of the Bridge Facility Agreement) to the lowest of (A) the Debt Cover ratio as at the end of the most recent complete Relevant Period, (B) the Debt Cover appearing at Clause 19.2 (Financial condition) of the Bridge Facility Agreement in respect of the Relevant Period ending as at the end of the next Financial Quarter, adjusted so that such Consolidated Net Debt amount calculated as aforesaid is increased by five per cent)(each as defined in the Bridge Facility

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Agreement); and (C) the Opening Debt Cover Ratio (as defined in the Bridge Facility Agreement).

“fair market value” wherever such term is used in this Agreement (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Subsidiary” means a Wholly Owned Subsidiary of the Company (1) whose sole operations are comprised of Incurring or issuing Indebtedness from time to time to finance, directly or indirectly, the operations of the Company or its Restricted Subsidiaries (including future acquisitions) and (2) which conducts no business and owns no material assets other than any intercompany Indebtedness.

“GAAP” means International Financial Reporting Standards (formerly International Accounting Standards) (“IFRS”) as in effect on the Closing Date or, at the Company’s election, as in effect on the closing date of the issuance of any Refinancing Notes.  Except as otherwise expressly provided in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.  At any time after the Closing Date, the Company may elect to apply generally accepted accounting principles in the U.S. (“U.S. GAAP”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean U.S. GAAP as in effect (except as otherwise provided in this Agreement) on the date of such election; provided that any such election, once made, shall be irrevocable.  The Company shall give notice of any such election to the PIK Facility Agent.

“Gross Non-Core Asset Disposal Proceeds” means the Consideration (as defined in the Bridge Facility Agreement) received for the Disposal of a Non-Core Asset to the extent that the same would constitute Disposal Proceeds (ignoring for this purpose any deductions in respect of Disposal Proceeds pursuant to paragraphs (i) to (vi) of the definition of “Disposal Proceeds”) and adding back any costs relating to that Disposal to the extent that they have been deducted therefrom and not ignored as aforesaid, provided that only one Disposal during the life of the PIK Facility shall be capable of giving rise to such Gross Non-Core Asset Disposal Proceeds and those Gross Non-Core Asset Disposal Proceeds, less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Company has identified to the PIK Facility Agent as being potential Re-investment Proceeds) must, in order to constitute Gross Non-Core Asset Disposal Proceeds, be equal or greater than €2,000,000,000 (or its equivalent in other currencies).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

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(2)                                  entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“HTCC” means Hungarian Telephone and Cable Corp.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                  the principal of indebtedness of such Person for borrowed money;

(2)                                  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                  all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)                                  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)                                  Capitalized Lease Obligations of such Person;

(6)                                  the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

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(7)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)                                  Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)                                  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding or any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date or prepayments or deposits received from clients or customers in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding.  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (9) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                                     Contingent Obligations Incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings;

(ii)                                  in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii)                               for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

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“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company or any Parent or any successor of the Company or any Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the Intercreditor Agreement dated November 30, 2005, among Nordic Telephone Company Holding ApS, J.P. Morgan Europe Limited, as senior agent and in certain other capacities, and certain other parties thereto, as amended from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.06:

(1)                                  “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of

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Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)                                  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)                                  securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                                  securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)                                  debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)                                  investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment and/or distribution.

“Investment Grade Status” shall occur when the Loans or PIK Notes receive both of the following:

(1)                                  a rating of “BBB” or higher from S&P; and

(2)                                  a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary:

(1)                                  (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Funding (or similar obligations) of the Company, its Subsidiaries or any Parent with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)                                  in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)                                  (in the case of this clause (3)) not exceeding €20 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

 “Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2)                                  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

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(3)                                  all distributions and other payments required to be made to minority interest holders (other than to any Parent, the Company or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                  the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Core Asset” means a member of the Group together with, where applicable, its Subsidiaries (that were Subsidiaries of such member of the Group as at the date of this Agreement) or any of the assets of such member of the Group that is not and does not constitute all or any part of the Core Assets.

“Non-Core Asset Disposal” means a disposal of the entire issued share capital of a Non-Core Asset or all or any part of any of its businesses.

“Non-Core Asset Disposal Proceeds” are Disposal Proceeds arising from the Disposal of a Non-Core Asset to the extent the same would constitute Disposal Proceeds and which are identified by the Company as being the Required Disposal Proceeds for the purpose of sub-paragraph (ii) of that definition.

“Officer” means, with respect to any Person, (1) the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity or, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the PIK Facility Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Operational Board of Directors” means the Board of Directors of the entity where representatives of the Initial Investors are sitting.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Closing Date.

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“Parent Expenses” means:

(1)                                  costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)                                  customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating the Company and its Subsidiaries;

(3)                                  obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)                                  fees and expenses payable by any Parent in connection with the Transactions;

(5)                                  general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;

(6)                                  other fees, expenses and costs relating directly or indirectly to activities of the Company and its Subsidiaries or any Parent or any other Person established for purposes of or in connection with the Transactions or which holds directly or indirectly any Capital Stock or Subordinated Shareholder Funding of the Company, in an amount not to exceed €5 million in any fiscal year; and

(7)                                  expenses Incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(i)                                     where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary,

(ii)                                  in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(iii)                               otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means (1) Indebtedness of the Company that is not Subordinated Indebtedness and (2) Indebtedness of any Finance Subsidiary which is Guaranteed by the Company, if such Guarantee ranks equally in right of payment to the Loans.  For the avoidance of doubt, Pari Passu Indebtedness shall include the PIK Notes.

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“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.09.

“Permitted Holders” means, collectively, (1) the Initial Investors and any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement, (2) Senior Management, and (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)                                  Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)                                  Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)                                  Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)                                  Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)                                  Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  Management Advances;

(7)                                  Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)                                  Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.09;

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(9)                                  Investments in existence on, or made pursuant to legally binding commitments in existence on, the Closing Date;

(10)                            Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.05;

(11)                            Investments (other than Investments in the Company or in a Parent), taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 3.0% of Total Assets and €400 million; provided, that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.06, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)                            pledges or deposits with respect to leases, concessions, licenses or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.07;

(13)                            any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;

(14)                            any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.10(b) (except those described in Sections 4.10(b)(1), 4.10(b)(3), 4.10(b)(8), 4.10(b)(9) and 4.10(b)(12));

(15)                            Investments in Associates or Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (15) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of 0.4% of Total Assets and €50 million and, in each case, in a Person engaged in a Similar Business; provided, that if an Investment is made pursuant to this clause (15) in a Person and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.06 such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(16)                            Guarantees not prohibited by the covenant described in Section 4.05 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; and

(17)                            Investments in the Loans, the PIK Notes or any Additional PIK Notes, any Refinancing Notes, the 2006 Target Bonds or any Target Bonds.

“Permitted Liens” means, with respect to any Person:

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(1)      Liens on assets or property of Midco or any of its Restricted Subsidiaries securing Indebtedness of Midco or such Restricted Subsidiary;

(2)      pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees or government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)      Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)  Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)      Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

(6)      encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(7)      Liens on assets or property of Midco or any of its Restricted Subsidiaries securing Hedging Obligations permitted under this Agreement;

(8)      leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)      Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly

26

initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)    Liens on assets or property of Midco or any of its Restricted Subsidiaries for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of Midco or any Restricted Subsidiary of Midco other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(11)    Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)    Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)    Liens existing on, or provided for or required to be granted under written agreements existing on, the Closing Date, including pursuant to the Intercreditor Agreement and the Senior Security Documents (as defined in the Senior Facilities Agreement);

(14)    Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15)    Liens on assets or property of a Restricted Subsidiary securing Indebtedness or other obligations of such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or a Restricted Subsidiary;

(16)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that

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secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(18)    (a)  mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar arrangements relating thereto; and (b) any condemnation or eminent domain proceedings affecting any real property;

(19)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(21)    Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(22)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(23)    Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(24)    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(25)    Liens securing Indebtedness or other obligations of a Receivables Subsidiary;

(26)    Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €50 million at any one time outstanding;

(27)    Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

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(28)    any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Market” means any time after:

(1)                                  an Equity Offering has been consummated; and

(2)                                  shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €100 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company) and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility shall not be deemed a Qualified Receivables Financing.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which

29

such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of GAAP.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1)      no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold

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receivables by the Company or any other Restricted Subsidiary of the Company, (iii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iv) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)      with which neither the Company nor any other Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(3)      to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the PIK Facility Agent by filing with the PIK Facility Agent a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)      if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Loans;

(2)      such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

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(3)      if the Indebtedness being refinanced is expressly subordinated to the Loans, such Refinancing Indebtedness is subordinated to the Loans on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Refinancing Notes” means any debt securities, including any Exchange Notes, issued for purposes of refinancing Indebtedness or commitments under the Bridge Facility Agreement or as otherwise permitted by the Senior Facilities Agreement and the Intercreditor Agreement.

“Registrar” means a registrar appointed pursuant to this Indenture.

“Re-investment Proceeds” means disposal proceeds that are contracted to be used or are used to purchase or invest in assets to be used in the business of the Group in the manner contemplated by sub-paragraph (b)(vi) of Clause 20.11 (Disposals) of the Bridge Facility Agreement or as otherwise agreed under this Agreement, but do not include Polkomtel Disposal Proceeds (as defined in the Bridge Facility Agreement).

“Related Person” with respect to any Permitted Holder means:

(1)      any controlling equityholder or majority (or more) owned Subsidiary of such Person; or

(2)      in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)      any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4)      in the case of the Initial Investors, any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

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“Related Taxes” means

(1)      any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)                                  being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)                                 issuing or holding Subordinated Shareholder Funding;

(c)                                  being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(d)                                 receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(e)                                  having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 4.06; or

(2)      if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Required Disposal Proceeds” has the meaning given to such term in the Bridge Facility Agreement.

“Responsible Officer” means, when used with respect to the PIK Facility Agent, any officer of the PIK Facility Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1)      the Company’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2)      the Company’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3)      the Company’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

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“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Loans pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any Parent, any Affiliate of any Parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)      does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Maturity Date of the Loans (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Maturity Date of the Loans is prohibited by an intercreditor agreement;

(2)      does not require, prior to the first anniversary of the Maturity Date of the Loans, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Maturity Date of the Loans is prohibited by an intercreditor agreement;

(3)      contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Maturity Date of the Loans or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the first anniversary of the Maturity Date of the Loans, is prohibited by an intercreditor agreement;

(4)      does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5)      pursuant to its terms or to an intercreditor agreement, is fully subordinated and junior in right of payment to the Loans pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those relating to holders of Bridge Facility Debt (as defined in the Intercreditor Agreement) contained in the Intercreditor Agreement as in effect on the Closing Date with respect to “Investor Debt” (as defined therein).

“Subsidiary” means, with respect to any Person:

(1)      any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the

35

time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)      any partnership, joint venture, limited liability company or similar entity of which:

(a)                                  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)                                 such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Closing Date).

“Target Bond Redemption Account” has the meaning given to such term in the Bridge Facility Agreement.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent or Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Temporary Cash Investments” means any of the following:

(1)      any investment in

(a)                                  direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any European Union member state, (iii) Switzerland, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state, or

36

(b)                                 direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)      overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by

(a)                                  any lender under the Senior Facilities Agreement or the Bridge Facility Agreement,

(b)                                 any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above, or

(c)                                  any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)      repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)      Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)      Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any European Union member state or Switzerland or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)      bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

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(7)      any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)  investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(9)      investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940.

“Total Assets” means the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.

“Transactions” means:

(1)                                  the Offer, the acquisition of no less than 85% of the Target Shares and the transactions pursuant to or contemplated by the Transaction Documents, including any open market purchases of securities of the Target;

(2)                                  the borrowing of funds under the Senior Facilities Agreement, this Agreement and the Bridge Facility Agreement;

(3)                                  the offering of any Refinancing Notes and the application of the proceeds therefrom in accordance with the provisions of the Transaction Documents, including any proceeds loans with respect thereto;

(4)                                  the Debt Pushdown (as defined in the Senior Facilities Agreement), the other transactions contemplated by the Structure Memorandum and the offer to purchase Target Bonds and the related consent solicitation;

(5)                                  any corporate reorganizations (including any squeeze-out merger) or other transactions in connection with the foregoing in accordance with, and as permitted under, the terms of the Transaction Documents; and

(6)                                  all other transactions related to the foregoing (including the payment of any fees and expenses related to any of the foregoing).

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

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(1)      any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2)      any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(A)                              such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(B)                                such designation and the Investment of the Company in such Subsidiary complies with Section 4.06.

Any such designation by the Board of Directors of the Company shall be evidenced to the PIK Facility Agent by filing with the PIK Facility Agent a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation either (a) no Default or Event of Default would result therefrom and (b) (1) Midco could Incur at least €1.00 of additional Indebtedness under Section 4.05(a) or (2) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.  Any such designation by the Board of Directors shall be evidenced to the PIK Facility Agent by promptly filing with the PIK Facility Agent a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Working Capital Intercompany Loan” means loans to or by the Company or any of its Restricted Subsidiaries to or from the Company or any of its Restricted Subsidiaries from time to time (i) for purposes of consolidated cash and tax management and working capital management or (ii) for a duration of less than one year.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly-Owned Subsidiary) is owned by the Company or another Wholly-Owned Subsidiary.

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SECTION 1.02.                 Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.10(a)
“Asset Disposition Offer”	4.09(b)
“Asset Disposition Offer Amount”	4.09(e)
“Asset Disposition Offer Period”	4.09(e)
“Asset Disposition Purchase Date”	4.09(e)
“cross acceleration provision”	6.01(a)(5)(b)
“Event of Default”	6.01(a)
“Initial Lien”	4.07
“judgment default provision”	6.01(a)(7)
“payment default provision”	6.01(a)(5)(a)
“Permitted Payments”	4.06(c)
“Successor Company”	5.01(a)(1)
“Suspension Event”	4.12

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ARTICLE 4

Covenants

SECTION 4.01.                 Payment of Loans.  The Company shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement.  Principal and interest payable in cash shall be considered paid on the date due if on such date the PIK Facility Agent holds in accordance with this Agreement money sufficient to pay all principal and interest then due and the PIK Facility Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Agreement.

SECTION 4.02.                 [Reserved]

SECTION 4.03.                 Change of Control.  (a)  If a Change of Control occurs, subject to this Section 4.03, each Lender will have the right to require the Company to repurchase all of such Lender’s Loans at a purchase price in cash equal to 101% (or 100% in the case of Clause (4) of the definition of “Change of Control”) of the principal amount of the Loans plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obliged to repurchase Loans as described under this Section 4.03, in the event and to the extent that it has unconditionally exercised its right to repay all of the Loans as described under Clause 7, or all conditions to such repayment have been satisfied or waived.

(b)   Unless the Company has unconditionally exercised its right to redeem all the Loans as described under Clause 7 or all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Company will deliver a notice (the “Change of Control Offer”) to the PIK Facility Agent:

(1)                                  stating that a Change of Control has occurred or may occur and that each Lender has the right to require the Company to purchase such Lender’s Loans at a purchase price in cash equal to 101% (or 100% in the case of Clause (4) of the definition of “Change of Control”) of the principal amount of such Loans plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Lenders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)                                  stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(3)                                  describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(4)                                  describing the procedures determined by the Company, consistent with this Agreement, that a Lender must follow in order to have its Loans repurchased; and

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(5)                                  if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c)   On the Change of Control Payment Date, if the Change of Control shall have occurred, the Company will, to the extent lawful, repay all Loans properly tendered pursuant to the Change of Control Offer.

(d)   This Section 4.03 will be applicable whether or not any other provisions of this Agreement are applicable.

(e)   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchase all Loans validly tendered and not withdrawn under such Change of Control Offer.

(f)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans as a result of a Change of Control Event.  To the extent that the provisions of any applicable laws or regulations conflict with the provisions of this Section 4.03, the Company shall comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under this Section 4.03 by virtue thereof.

SECTION 4.04.                 [Reserved].

SECTION 4.05.                 Limitation on Indebtedness.  (a)     The Company will not, and will not permit any Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that Midco and any of its Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries is less than 6.00 to 1.00.

(b)           The limitations of Section 4.05(a) will not prohibit the Incurrence of the following Indebtedness:

(1)                                  (a)                                  Indebtedness Incurred by Midco or any of its Restricted Subsidiaries pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Notes or Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) (a) €10,550 million less (b) the aggregate principal amount of any Target Bonds not redeemed, repaid, repurchased or otherwise acquired or retired after the Closing Date, plus (ii) in the case of any refinancing of any Indebtedness permitted under clause (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing, less (iii) the aggregate amount of all Net Cash Proceeds of Asset Dispositions since the Closing Date applied by the Company or any Restricted Subsidiary pursuant to Section 4.09 to repay any

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Indebtedness under any Credit Facility (and in respect of any revolving credit facility, to permanently reduce commitments thereunder); and

(b)                                 prior to the date five months after the Closing Date, Indebtedness Incurred by Midco or any of its Restricted Subsidiaries pursuant to any Cash Bridge Facility;

(2)                                  (a)                                  Guarantees by Midco or any of its Restricted Subsidiaries of Indebtedness of Midco or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement, or

(b)                                 without limiting Section 4.07, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement;

(3)                                  Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a)                                  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)                                 any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided, further, however, that if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payments in full in cash of all obligations of the Company with respect to the Loans and any PIK Notes, or is a Working Capital Intercompany Loan;

(4)                                  Indebtedness represented by (a) the Loans (other than, except for (b) below, any Additional Loans), (b) Additional Loans issued from time to time in payment of accrued interest (including, for the avoidance of doubt, Additional Amounts and any default interest) on the Loans, (c) the PIK Notes (other than, except for (d) below, any Additional PIK Notes), (d) Additional PIK Notes issued from time to time in payment of accrued interest (including, for the avoidance of doubt, Additional Amounts and any default interest) on the PIK Notes, (e) any Indebtedness (other than Indebtedness described in clauses (1) and (3)) outstanding on the Closing Date of the Target and its Restricted Subsidiaries and not entered into as part of the Transactions and disclosed on Schedule 4.05 hereof and any Target Bonds not refinanced pursuant to Section 4.05(b)(1)(a) (provided, however, that any such Indebtedness outstanding under this clause (e) (other than any Target Bonds or Indebtedness disclosed in Items 1, 2 and 4 of Schedule 4.05 hereof) shall reduce the aggregate amount of Indebtedness available pursuant to Section 4.05(b)(11) for so long as any such Indebtedness is outstanding and is Indebtedness of the Company or a Restricted Subsidiary), (f) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 4.05(b)(4) (other than the 2006 Target Bonds) or Sections 4.05(b)(5), 4.05(b)(7) and 4.05(b)(11) or Incurred pursuant to Section 4.05(a)

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(provided that any such Refinancing Indebtedness Incurred in respect of Indebtedness described in this Section 4.05(b)(4) or Sections 4.05(b)(5), 4.05(b)(7) and 4.05(b)(11) or Incurred pursuant to Section 4.05(a) shall only be Incurred by Midco and its Restricted Subsidiaries), (g) Management Advances and (h) any loan of the proceeds of the PIK Notes;

(5)                                  Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Company or another Restricted Subsidiary of the Company or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary of the Company (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary of the Company or (ii) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause (5), that at the time of such acquisition or other transaction (x) the Company would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.05(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.05(b)(5) or (y) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such acquisition or other transaction;

(6)                                  Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company);

(7)                                  Indebtedness of Midco or its Restricted Subsidiaries represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.05(b)(7) and then outstanding, will not exceed at any time outstanding the greater of 1.88% of Total Assets and €250 million;

(8)                                  Indebtedness Incurred or outstanding on the Closing Date in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)                                  Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary

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(other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10)                            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(11)                            Indebtedness of Midco and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any      Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed the greater of 3.0% of Total Assets and €400 million;

(12)                            Indebtedness of Midco or its Restricted Subsidiaries Incurred by a Receivables Subsidiary in a Qualified Receivables Financing;

(13)                            Indebtedness of Midco or its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.05(b)(13) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Funding or Capital Stock (other than Disqualified Stock, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Sections 4.06(b), 4.06(d)(1), 4.06(d)(6) and 4.06(d)(10) to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.05(b)(13) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.06(b), 4.06(d)(1), 4.06(d)(6) or 4.06(d)(10)  in reliance thereon;

(14)                            Indebtedness of the Company to the extent the net proceeds thereof are promptly:

(a)                 used to repay Loans or to purchase PIK Notes tendered in an offer to purchase, in each case, as a result of a Change of Control or any Refinancing Notes; or

(b)                irrevocably and unconditionally deposited to repay Loans or to discharge or defease the PIK Notes or any Refinancing Notes;

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(15)                            Indebtedness under daylight borrowing facilities incurred in connection with the Transactions or any refinancing (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred; and

(16)                            a Guarantee by the Company in respect of the Refinancing Notes, provided that any such Guarantee shall be expressly subordinated to the Loans and any PIK Notes.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.05:

(1)                                  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.05(a) and 4.05(b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)                                  all Indebtedness outstanding on the Closing Date under the Senior Facilities Agreement (including any Cash Bridge Facility) and the Bridge Facility Agreement shall be deemed initially Incurred on the Closing Date under Section 4.05(b)(1) and not Section 4.05(a) or Section 4.05(b)(4)(e), and may not be reclassified pursuant to Section 4.05(c)(1);

(3)                                  Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)                                  if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.05(a), Sections 4.05(b)(1), 4.05(b)(7) or 4.05(b)(11) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)                                  the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)                                  Indebtedness permitted by this Section 4.05 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.05 permitting such Indebtedness; and

(7)                                  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

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(d)                                 Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness (including the issuance of Additional Loans or Additional PIK Notes in payment of interest on the Loans or PIK Notes) or the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP to U.S. GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.05.  The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(e)                                  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.05, the Company shall be in Default of this Section 4.05).

(f)                                    For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided, that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (3) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(g)                                 Notwithstanding any other provision of this Section 4.05, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 4.05 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.06.                 Limitation on Restricted Payments.  (a)  The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

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(1)                                  declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)                                  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Subordinated Shareholder Funding; and

(b)                                 dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(2)                                  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect Parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                  make any principal payment on, purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.05(b)(3) or any Subordinated Shareholder Funding; or

(4)                                  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”).

(b)                                 Notwithstanding the foregoing, the Company or any Restricted Subsidiary may make a Restricted Investment (other than an Investment in the Company or in a Parent of the Company) if:

(1)                                  a Default shall not have occurred and be continuing (or would result immediately thereafter therefrom); and

(2)                                  the Company is able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.05(a) after giving effect, on a pro forma basis, to such Restricted Investment; and

(3)                                  the aggregate amount of such Restricted Investment and all other Restricted Investments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments permitted below by Sections 4.06(d)(6), 4.06(d)(11) and

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4.06(d)(12), but excluding all other Restricted Payments permitted by Section 4.06(d) would not exceed the sum of (without duplication):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)                                  100% of the aggregate Net Cash Proceeds and the fair market value (as determined in accordance with Section 4.06(c)) of property or assets or marketable securities received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.06(d)(6) and (z) Excluded Contributions);

(iii)                               100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with Section 4.06(c)) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with Section 4.06(c)) of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange);

(iv)                              the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries resulting from:

(A)                              repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary; or

49

(B)                                the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this Section 4.06(b)(3)(iv), was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding Section 4.06(b)(3)(i) to the extent that it is (at the Company’s option) included under this Section 4.06(b)(3)(iv); and

(v)                                 the amount of the cash and fair market value (as determined in accordance with Section 4.06(c)) of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:

(A)                              the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and

(B)                                any dividend or distribution made by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of Section 4.06(b)(3)(i) to the extent that it is (at the Company’s option) included under this Section 4.06(b)(3)(v); provided, further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments.

(c)                                                          The fair market value of property or assets other than cash covered by the preceding Section 4.06(b) shall be the fair market value thereof as determined in good faith by the Operational Board of Directors.

(d)                                                         The provisions of Section 4.06 will not prohibit any of the following (collectively, “Permitted Payments”):

(1)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds or fair market value (as determined in accordance with Section 4.06(c)) of property or assets or of marketable securities, from such sale of Capital Stock or Subordinated Shareholder Funding or such contribution will be excluded from Section 4.06(b)(3)(ii) above;

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(2)                                  purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.05 above;

(3)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.05 above, and that in each case, constitutes Refinancing Indebtedness; or

(4)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness (other than, with respect to sub-clause (a) below, any Subordinated Indebtedness existing on the Closing Date (or Incurred as a result of the conversion of any equity existing on the Closing Date)):

(a)                                  (i) from Net Available Cash to the extent permitted under Section 4.09 below, but only if the Company shall have first complied with the terms described under Section 4.09 and purchased all Loans tendered pursuant to any offer to repurchase all the Loans required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(b)                                 to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a change of control), but only (i) if the Company shall have first complied with the terms of Section 4.03 and repaid or purchased all Loans or PIK Notes (if then outstanding) tendered pursuant to the offer to repay or repurchase all the Loans or PIK Notes required thereby, prior to repaying, purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(c)                                  (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(5)                                  any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

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(6)                                  the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (1) €30 million, plus (2) €15 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (3) the Net Cash Proceeds received by the Company since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock or Subordinated Shareholder Funding to a Parent) from, or as a contribution to the equity (in each case under this clause (3), other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 4.06(b)(3)(ii);

(7)                                  the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 4.05 above;

(8)                                  purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)                                  dividends, loans, advances or distributions to any Parent or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(a)                                  the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;  or

(b)                                 amounts constituting or to be used for purposes of making payments (i) of fees and expenses Incurred in connection with the Transactions or (ii) to the extent specified in Sections 4.10(b)(2), 4.10(b)(3), 4.10(b)(5), 4.10(b)(7), 4.10(b)(12) and 4.10(b)(13);

(10)                            [Reserved];

(11)                            so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Investments (including loans or advances) (other

52

than investments in the Company or a Parent) in an aggregate amount outstanding at any time not to exceed the greater of 0.75% of Total Assets and €100 million;

(12)                            payments by the Company, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.06 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(13)                            (a) Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Section 4.06(d)(13)(a) and (b) the declaration and payment of dividends or other payments to any Parent or any Affiliate thereof in an amount not to exceed (X) the aggregate amount of Excluded Contributions contributed subsequent to the Closing Date in cash to the equity of the Company or as Subordinated Shareholder Funding, net of any tax or other liability directly related thereto, less (Y) the aggregate amount of any such Excluded Contributions to the extent used pursuant to Section 4.06(b)(3)(ii) or clause (a) of this Section 4.06(d)(13);

(14)                            [Reserved];

(15)                            payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(16)                            (a)                                  the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Company issued after the Issue Date;

(b)                                 the declaration and payment of dividends to any parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent issued after the Issue Date;

provided, however, that, in the case of clause (a) or (b), the amount of all dividends declared or paid pursuant to this Section 4.06(d)(16) shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designed Preference Shares by Parent or an Affiliate the issuance of Designated Preference Shares) of the Company or contributed as Subordinated Shareholder Funding to the Company, as applicable, from the issuance or sale of such Designated Preference Shares;

(17)                            [Reserved]; and

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(18)                            the payment of a dividend (which, if necessary for legal or other technical reasons, may be distributed in one or more installments) not to exceed €350 million funded entirely from Excluded Non-Core Asset Proceeds not otherwise applied, provided that:

(a)                                  the Gross Non-Core Asset Disposal Proceeds were at least €2.0 billion (or the Euro Equivalent of such proceeds); and

(b)                                 no Default or Event of Default has occurred and is continuing.

(e)   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

SECTION 4.07.                 Limitation on Liens.  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Company), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under (i) this Agreement and the Loans or (ii) the PIK Note Indenture and the PIK Notes, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured. Any such Lien thereby created in favor of the Loans will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) any sale, exchange or transfer, directly or indirectly, to any Person other than the Company or any Subsidiary of the Company of the property or assets secured by such Initial Lien or (iii) upon the defeasance or discharge of the PIK Notes in accordance with the PIK Indenture and upon full and final payment of all amounts payable by the Company in connection with the Loans and this Agreement.

SECTION 4.08.                 Limitation on Restrictions on Distributions from Restricted Subsidiaries.  (a)  The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)                                  make any loans or advances to the Company or any Restricted Subsidiary; or

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(3)                                  sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 The provisions of the Section 4.08(a) will not prohibit:

(1)                                  any encumbrance or restriction pursuant to (a) any Credit Facility (including the Senior Finance Documents and Bridge Finance Documents) or (b) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(2)                                  any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(3)                                  any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clause (1) or (2) of this paragraph or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this paragraph or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company);

(4)                                  any encumbrance or restriction:

(a)                                  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

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(b)                                 contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness of the Company or any Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c)                                  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(5)                                  any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(6)                                  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)                                  customary provisions in leases, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(8)                                  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9)                                  any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10)                            any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(11)                            any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 4.05 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Loans and PIK Notes (if any) than the encumbrances and restrictions contained in the Senior Facilities Agreement and the Intercreditor Agreement, in each case, as in effect on the Closing Date; or

(12)                            restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Qualified Receivables Financing.

SECTION 4.09.                 Limitation on Sales of Assets and Subsidiary Stock.  (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

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(1)                                  the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)                                  in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(3)                                  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(b)                                to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of a Restricted Subsidiary), (i)  to prepay, repay or purchase any Indebtedness of a Restricted Subsidiary within 395 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that the Company shall redeem, repay or repurchase Pari Passu Indebtedness only if the Company makes (at such time or subsequently in compliance with this Section 4.09) an offer to the Holders of Loans to purchase their Loans in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Loans at least equal to the proportion that (x) the total aggregate principal amount of Loans outstanding bears to (y) the sum of the total aggregate principal amount of Loans outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness or (iii) to pay to the Target Bond Redemption Account; or

(c)                 to the extent the Company or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 395 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 395th day;

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provided, that pending the final application of any such Net Available Cash in accordance with Sections 4.09(a)(3)(a) or 4.09(a)(3)(b), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

(d)                Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 396th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €25 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders of Loans and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase or repay the maximum principal amount of Loans and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased or repaid out of the Excess Proceeds, at an offer price in respect of the Loans in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Loans and 100% of the principal amount of Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Agreement or the agreements governing the Pari Passu Indebtedness, as applicable, and in case of the Loans in minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof.

(e)                 To the extent that the aggregate amount of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of the Loans surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Loans and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Loans and Pari Passu Indebtedness, by lot or by such other method as the PIK Facility Agent in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements). For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(f)                 To the extent that any portion of Net Available Cash payable in respect of the Loans is denominated in a currency other than the currency in which the Loans are denominated, the amount thereof payable in respect of such Loans shall not exceed the net amount of funds in the currency in which such Loans are denominated that is actually received by the Company upon converting such portion into such currency.

(g)                The Asset Disposition Offer, in so far as it relates to the Loans, will remain open for a period of not less than 20 Business Days following its

58

commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will repay or purchase, as applicable, the principal amount of Loans and, to the extent it elects, Pari Passu Indebtedness required to be purchased by it pursuant to this Section 4.09 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(h)                On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Pari Passu Indebtedness or portions of Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Pari Passu Indebtedness so validly tendered and not properly withdrawn in minimum denominations of €50,000 and in integral multiples of €1,000 in excess thereof. The Company will deliver to the PIK Facility Agent an Officer’s Certificate stating that such Loans or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. The Company or the PIK Facility Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Loans an amount equal to the repayment price of the Loans so validly tendered and not properly withdrawn by such Holder and accepted by the Company for repayment.

(i)                  For the purposes of Section 4.09(a)(2), the following will be deemed to be cash:

(1)                                  the assumption by the transferee of Indebtedness of the Company (other than Subordinated Indebtedness of the Company) or Indebtedness of a Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)                                  securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)                                  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)                                  consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) or any Restricted Subsidiary; and

(5)                                  any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value,

59

taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.09 that is at that time outstanding, not to exceed the greater of 1.5% of Total Assets and €200 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(j)                  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans pursuant to this Agreement. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Agreement by virtue of any conflict.

SECTION 4.10.                 Limitation on Affiliate Transactions.  (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of €20 million unless:

(1)                                  the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)                                  in the event such Affiliate Transaction involves an aggregate value in excess of €50 million, the terms of such transaction have been approved by a majority of the members of the Operational Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Sections 4.10(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.  If there are no Disinterested Directors, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 4.10 if the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the PIK Facility Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(b)                The provisions of Section 4.10(a) will not apply to:

(1)                                  any Restricted Payment permitted to be made pursuant to Section 4.06, any Permitted Payments (other than pursuant to Section 4.06(d)(9)(b)(ii)) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (1)(b), (2), (11) and (15) of the definition thereof);

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(2)                                  any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

(3)                                  any Management Advances and any waiver or transaction with respect thereto;

(4)                                  any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries or any Receivables Subsidiary;

(5)                                  the payment of reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Restricted Subsidiary of the Company or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)                                  the Transactions and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any transaction arising out of and any payments pursuant to, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.10 or to the extent not more disadvantageous to the Holders in any material respect and the entry into and performance of any registration rights and/or other listing agreement in connection with any Public Offering;

(7)                                  execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(8)                                  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Operational Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)                                  any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company or an Associate or

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similar entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)                            [Reserved];

(11)                            (a) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of the Company or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the other provisions of this Agreement;

(12)                            without duplication in respect of payments made pursuant to Section 4.10(b)(13), (a) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed €7.5 million per year and (b) customary payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this clause (b) are approved by a majority of the Board of Directors in good faith;

(13)                            payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries; and

(14)                            any transaction effected as part of a Qualified Receivables Financing.

SECTION 4.11.                 Reports.  (a)  For so long as any Loans are outstanding, the Company will provide to the PIK Facility Agent the following reports:

(1)                                  within 120 days (or within 150 days in the case of the fiscal year of the Company ended December 31, 2005) after the end of the Company’s fiscal year beginning with the fiscal year ended December 31, 2005, annual reports containing, to the extent applicable, a level of detail that is comparable in all material respects to the annual reports to be provided to the holders of any Refinancing Notes and the following information: (a) audited consolidated balance sheets of the Company or its predecessor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company or its predecessor for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial

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statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, management and shareholders of the Company, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a description of material risk factors and material recent developments;

(2)                                  within 60 days (or in the case of the quarter ending March 31, 2006, 90 days) following the end of the first three fiscal quarters in each fiscal year of the Company beginning with the quarter ending March 31, 2006, all quarterly reports containing, to the extent applicable, a level of detail that is comparable in all material respects to the quarterly reports to be provided to the holders of any Refinancing Notes and the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (b) pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and any changes in critical accounting policies since the most recent report; and (d) material recent developments and any material changes to the risk factors disclosed in the most recent annual report; and

(3)                                  promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

All financial statement and pro forma financial information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in Sections 4.11(a)(1), 4.11(a)(2) and 4.11(a)(3) may, in the event of change in applicable GAAP, present earlier periods on a basis that applied to such periods, provided further, however, that such financial statements for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been reported pursuant to a change in applicable GAAP shall be restated to report consistent with the then current GAAP.  Except as provided for above, no report need include separate financial statements for the Company or Subsidiaries of the Company or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the reports provided in respect of the Refinancing Notes.

(b)                At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted

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Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by Section 4.11(a)(1) and 4.11(a)(2) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)                 Substantially concurrently with the issuance to the PIK Facility Agent of the reports specified in Sections 4.11(a)(1), 4.11(a)(2) and 4.11(a)(3), the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon their request, prospective transferees or other acquirors of the Loans. In the event that the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, the Company will, for so long as it continues to file the reports required by Section 13(a) with the SEC, make available to the PIK Facility Agent the annual reports, information, documents and other reports that the Company is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d).  Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in Sections 4.11(a)(1), 4.11(a)(2) and 4.11(a)(3).

(d)                In addition, so long as the Loans remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall, upon their request, furnish to the Lenders and, upon their request, prospective transferees or other acquirors of the Loans, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)                 Notwithstanding anything else in this Section 4.11 to the contrary, until the issuance of any Refinancing Notes, the requirements of this Section 4.11 shall be deemed to have been satisfied if (A) the Company states in the relevant reports that (1) there have been no material operational activities of the Company or any of its Subsidiaries other than Midco and its Subsidiaries for the periods that are the subject of such reports and (2) there are otherwise no material differences between the consolidated results of operations, financial condition, ownership or management of the Company and Midco, other than relating to the Loans, the PIK Notes and other than with respect to ownership (including any employee incentive plan or arrangement) or management as disclosed on such report and (B) the Company delivers to the PIK Facility Agent the reports required to be delivered to the Senior Lenders (and at the same time that such reports are delivered to the Senior Lenders) pursuant to Clause 23.1 of the Senior Facilities Agreement, provided, however, that if the Company is unable to provide the statement pursuant to sub-clause (A) of this paragraph, the Company shall comply with paragraphs (a)-(d) of this Section 4.11.

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SECTION 4.12.                 Suspension of Covenants on Achievement of Investment Grade Status.  If on any date following the Closing Date, the Loans or PIK Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on the day and continuing until such time, if any, at which the Loans or PIK Notes, as applicable, cease to have Investment Grade Status (the “Reversion Date”), Sections 4.05, 4.06, 4.08, 4.09, 4.10 and 5.01(a)(3) of this Agreement and any related default provision of this Agreement will cease to be effective and will not be applicable to the Company and its Restricted Subsidiaries. Such Sections and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such Sections will not, however, be of any effect with regard to actions of the Company properly taken during the continuance of the Suspension Event, and Section 4.06 will be interpreted as if it has been in effect since the date of this Agreement except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.06 was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to Section 4.05(a) or one of the clauses set forth in Section 4.05(b) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under Section 4.05(a) or Section 4.05(b), such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 4.05(b)(4)(e) (without giving effect to the proviso therein).

SECTION 4.13.                 Compliance Certificate.  The Company shall deliver to the PIK Facility Agent within 120 days (or within 150 days in the case of the fiscal year of the Company ended December 31, 2005) after the end of each fiscal year and also within 14 days of any request by the PIK Facility Agent, an Officer’s Certificate stating that a review of the activities of the Company during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company complied with its obligations under this Agreement, and further stating, as to the Officer signing such Officer’s Certificate, that to the best of his or her knowledge, the Company has complied with this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, on the Loans is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.  Within 30 days after the occurrence of a Default, the Company shall deliver to the PIK Facility Agent a written notice of any events of which it is aware would constitute certain Defaults their status and what action the Company is taking or proposes to take with respect thereto.

The PIK Facility Agent shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which its Responsible Officer shall have received written notification or obtained actual knowledge.

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SECTION 4.14.                 Further Instruments and Acts.  Upon request of the PIK Facility Agent, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement

SECTION 4.15.                 Minority Gross-Up.  Until the earliest of (i) the delisting of the Target Shares from the Copenhagen Stock Exchange, (ii) such time as the Company or its Restricted Subsidiaries owns 100% of the Target Shares and (iii) such time as (x) the Company or its Restricted Subsidiaries owns 90% of the Target Shares and (y) the Company or its Restricted Subsidiaries has availability under the Senior Facilities Agreement, the Bridge Facility Agreement or this Agreement to fund the purchase of all Target Shares not tendered pursuant to the Offer, for purposes of calculating compliance with, or availability under, clauses (11) and (15) of the definition of “Permitted Investments” or Sections 4.05(a), 4.05(b)(1)(a), 4.05(b)(7), 4.05(b)(11), 4.06(b) and 4.06(d)(11), any amounts available to or utilized by the Company and its Restricted Subsidiaries, other than the Target and its Restricted Subsidiaries, shall (to the extent that this would not otherwise result in double-counting) be grossed-up in an amount equal to the product of (i) such availability or utilization and (ii) 100/A, where “A” is the percentage of Target Shares owned by Bidco; provided, however, that any such gross up in respect of clauses (11) and (15) of the definition of “Permitted Investments” or Sections 4.06(b) and 4.06(d)(11) shall only be grossed up pursuant to this Section 4.15 to the extent of any leakage to the minority equity holders of the Target as a result of dividends or other payments to fund such Investments.

ARTICLE 5

Successor Company

SECTION 5.01.                 Merger and Consolidation.  (a)  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)           the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada or Switzerland and the Successor Company (if not the Company) will expressly assume, by an accession letter and such other instruments as the PIK Facility Agent may reasonably require, executed and delivered to the PIK Facility Agent (and each of the parties hereto hereby authorize the PIK Facility Agent to sign any accession letter on its behalf to achieve the purposes of this covenant) in form reasonably satisfactory to the PIK Facility Agent, all the obligations of the Company under the PIK Finance Documents;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

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(3)           immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.05(a) or (b) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such transaction; and

(4)           the Company shall have delivered to the PIK Facility Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such accession letter (if any) comply with this Agreement and an Opinion of Counsel to the effect that such accession (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the PIK Facility Agent) provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

(b)                Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with Section 5.01(a), and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.05.

(c)                 For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d)                The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the PIK Finance Documents, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under the PIK Finance Documents.

(e)                 Notwithstanding Sections 5.01(a)(2), 5.01(a)(3) and, other than with respect to sub-clause (c) of this Section 5.01(e), 5.01(a)(4) (which do not apply to transactions referred to in this Section 5.01(e)), (a) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company, (b) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (c) the Company and its Restricted Subsidiaries may undertake the Transactions.  Notwithstanding Section 5.01(a)(3) (which does not apply to the transactions referred to in this sentence of Section 5.01(e)), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(f)                 The provisions of this Section 5.01 (other than the requirements of Section 5.01(a)(2)) shall not apply to (1) any transactions which constitute an Asset

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Disposition if the Company has complied with Section 4.09 or (2) the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

ARTICLE 6

Defaults and Remedies

SECTION 6.01.                 Events of Default.  (a)  An “Event of Default” occurs if or upon:

(1)           default in any payment of interest on (a)  any Loan made pursuant to this Agreement or (b) any PIK Note issued pursuant to the PIK Note Indenture, in each case, when due and payable, continued for 30 days;

(2)           default in the payment of the principal amount of or premium, if any, on (a) any Loan made pursuant to this Agreement or (b) any PIK Note issued pursuant to the PIK Note Indenture, in each case, when due at its Maturity Date, upon optional repayment or redemption, upon required repayment or repurchase, upon declaration or otherwise;

(3)           failure to comply for 30 days after notice by the PIK Facility Agent or the Holders of 51% in the aggregate of the principal amount of the outstanding Loans and PIK Notes (if any) with any of its obligations under the covenants described under Section 4.03 or under Article 4 above (in each case, other than a failure to repay Loans which will constitute an Event of Default under Section 6.01(a)(2));

(4)           failure to comply for 60 days after notice by the PIK Facility Agent or the Holders of 51% in the aggregate of the principal amount of the outstanding Loans and PIK Notes (if any) with its other agreements contained in this Agreement;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default:

(i)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii)  results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75 million or more, provided that no Event of Default will have occurred if such default is in respect of the Target Bonds or the 2006 Target Bonds prior to the date falling four months after the Closing Date or, if

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after such date but prior to the date falling six months after the Closing Date, the aggregate amount of Indebtedness falling due is less than or equal to the sum of the Facility A2 Available Commitments under the Senior Facilities Agreement at such time and the sole reason why such default occurred was as a result of Transaction Documents being entered into and the making of the Offer, and the performance of obligations arising as a result thereof and such default has ceased no later than the day falling four months or, as the case may be, six months (as applicable) after the Closing Date;

(6)           the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law; (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for any substantial part of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) takes any comparable action under any foreign laws relating to insolvency; or (B) a court of competent jurisdiction enters an order or decree under any Bankruptcy law that; (i) is for relief against the Company or any Significant Subsidiary in an involuntary case, (ii) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property, (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary, or (iv) any similar relief is granted under any foreign laws, and any such order or decree remains unstayed and in effect for 60 days;

(7)           failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €75 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”); and

(8)           failure to repay in full any Cash Bridge Facility on or prior to the date five months after the Closing Date.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law o pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)   However, a default under Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(7) or 6.01(a)(8) will not constitute an Event of Default until the PIK Facility Agent or the Holders of 51% in the aggregate of the principal amount of the outstanding Loans and PIK Notes pursuant to this Agreement notify the Company of the default and with respect to Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5) and 6.01(a)(7), the Company does not cure such default within the time specified in Section 6.01(a)(3), 6.01(a)(4), 6.01(a)(5) or 6.01(a)(7), as applicable, after receipt of such notice.

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(c)   Notwithstanding anything in this Section 6.01 to the contrary, a default under Section 6.01(a)(5) or 6.01(a)(7) as a result of any action (or failure to act) by HTCC and its Subsidiaries will not constitute an Event of Default if such default is not continuing on the date 180 days after the Closing Date.

SECTION 6.02.                 Acceleration.  If an Event of Default (other than an Event of Default described in Section 6.01(a)(6)) occurs and is continuing, the PIK Facility Agent by notice to the Company or the Holders of at least 51% in the aggregate of the principal amount of the outstanding Loans and PIK Notes by notice to the Company and the PIK Facility Agent, may, and this Agreement at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Loans under this Agreement to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Loans because an Event of Default described in Section 6.01(a)(5) has occurred and is continuing, the declaration of acceleration of the Loans shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Loans that became due solely because of the acceleration of the Loans, have been cured or waived.

If an Event of Default described in Section 6.01(a)(6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Loans will become and be immediately due and payable without any declaration or other act on the part of the PIK Facility Agent or any Holders.

SECTION 6.03.                 Other Remedies.  Subject to the duties of the PIK Facility Agent as provided for in Clause 24.2, if an Event of Default occurs and is continuing, the PIK Facility Agent may pursue any available remedy to collect the payment of principal of or interest on the Loans or to enforce the performance of any provision of this Agreement.

The PIK Facility Agent may maintain a proceeding even if it does not possess any of the Loans or does not produce any of them in the proceeding.  A delay or omission by the PIK Facility Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.                 Waiver of Past Defaults.  Holders of a majority in aggregate principal amount of Loans and PIK Notes then outstanding by notice to the PIK Facility Agent may, on behalf of the Holders of all the Loans and PIK Notes, waive all past or existing Defaults or Events of Default and its consequences except (w) a continuing Default in the payment of the principal amount of, premium or interest on the Loans or PIK Notes, (x) a Default arising from the failure to redeem or purchase any Loans when required pursuant to the

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terms of this Agreement, (y) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected, or (z) if such waiver would conflict with any judgment or decree of a court of competent jurisdiction.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.                 Control by Majority.  The Holders of a majority in principal amount of the Loans and PIK Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the PIK Facility Agent or of exercising any trust or power conferred on the PIK Facility Agent.  However, the PIK Facility Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Clause 24.2, that the PIK Facility Agent determines is unduly prejudicial to the rights of other Holders or would involve the PIK Facility Agent in personal liability; provided, however, that the PIK Facility Agent may take any other action deemed proper by the PIK Facility Agent that is not inconsistent with such direction.  Prior to taking any action hereunder, the PIK Facility Agent shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.06.                 Limitation on Suits.  (a)  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Agreement unless:

(1)           such Holder gives to the PIK Facility Agent notice stating that an Event of Default is continuing;

(2)           Holders of at least 51% in principal amount of the outstanding Loans and PIK Notes have requested the PIK Facility Agent to pursue the remedy;

(3)           such Holders have offered the PIK Facility Agent reasonable security or indemnity against any loss, liability or expense;

(4)           the PIK Facility Agent does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the outstanding Loans and PIK Notes have not given the PIK Facility Agent a direction that, in the opinion of the PIK Facility Agent, is inconsistent with such request within such 60-day period..

(b)                A Holder may not use this Agreement to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.                 Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of principal of and interest on the Loans held by such Holder, on or after the respective due dates expressed or provided for in this Agreement, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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SECTION 6.08.                 Collection Suit by PIK Facility Agent.  If an Event of Default specified in Sections 6.01(a)(1) or 6.01(a)(2) occurs and is continuing, the PIK Facility Agent may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on this Agreement for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts due to the PIK Facility Agent.

SECTION 6.09.                 PIK Facility Agent May File Proofs of Claim.  The PIK Facility Agent may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable in order to have the claims of the PIK Facility Agent and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Company in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the PIK Facility Agent and, in the event that the PIK Facility Agent shall consent to the making of such payments directly to the Holders, to pay to the PIK Facility Agent any amount due it for the reasonable compensation, expenses, disbursements and advances of the PIK Facility Agent, its agents and its counsel, and any other amounts due the PIK Facility Agent.

SECTION 6.10.                 Priorities.  If the PIK Facility Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the PIK Facility Agent for amounts due under this Agreement;

SECOND:  to Holders for amounts due and unpaid on the Loans for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Loans for principal and interest, respectively; and

THIRD:  to the Company.

The PIK Facility Agent may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the PIK Facility Agent shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.                 [Reserved].

SECTION 6.12.                 Waiver of Stay or Extension Laws.  The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the PIK Facility Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.13.                 No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Company or any of their respective Subsidiaries or

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Affiliates as such, will have any liability for any obligations of the Company under the PIK Finance Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Loan waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Loans.

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ARTICLE 9

Amendments

SECTION 9.01.                 Without Consent of Holders.  (a)  The Company, the PIK Facility Agent and the other parties thereto may amend or supplement any PIK Finance Document without notice to (other than with respect to sub-paragraph (7) below)  or consent of any Holder to:

(1)           cure any ambiguity, omission, defect, error or inconsistency;

(2)           provide for the assumption by a successor Person of the obligations of the Company under any PIK Finance Documents;

(3)           add to the covenants or provide for a Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(4)           make any change that does not adversely affect the rights of any Holder in any material respect;

(5)           make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Loans;

(6)           to evidence and provide for the acceptance and appointment under this Agreement of a successor PIK Facility Agent pursuant to the requirements hereof; or

(7)           reflect any modifications in accordance with Section 9.01(b).

(b)                                 In the event that any Refinancing Notes are issued, the Company may elect within five Business Days of such issuance to make certain conforming changes to the covenants and events of default contained in this Agreement, provided that such changes shall not include any changes (i) specifically reflecting the PIK nature of the Loans, (ii) that would permit additional dividends or other distributions to the direct or indirect shareholders of the Company (other than pursuant to 4.06(d)(6)), (iii) to Section 4.10 hereof or any related provisions or definitions to the extent used in Section 4.10 hereof or (iv) to the debt incurrence ratio or any related provisions or definitions to the extent used in the debt incurrence ratio, provided, further that the Company provides notice to the PIK Facility Agent of any such changes.

(c)                                  At any time prior to the date 90 days after the Closing Date, if the Company so elects, the Company may provide to the PIK Facility Agent an audited consolidated balance sheet of the Target dated as of December 31, 2005 (a “Revised Balance Sheet”), and such Revised Balance Sheet shall be used to recalculate the respective percentage of Total Assets in clause (18) of the definition of “Asset Disposition”, clauses (11) and (15) of the definition of “Permitted Investment” and Sections 4.05(b)(7), 4.05(b)(11), 4.06(d)(11) and 4.09(i)(5) such that the amended percentages shall be equal to the quotient of (X) the corresponding euro-threshold in the aforementioned provisions and (Y) the Total Assets calculated pursuant to such Revised

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Balance Sheet, provided that in determining Total Assets for purposes of this Section 9.01(c), any cash or marketable securities as of the date of the Revised Balance Sheet may be excluded for purposes of such calculation (so long as any cash and marketable securities as of the date of the Revised Balance Sheet excluded pursuant to this proviso are also excluded for any future calculations of Total Assets for purposes of this Agreement); provided, further, that the Company provides notice to the PIK Facility Agent of any such changes.

SECTION 9.02.                 With Consent of Holders.  The Company, the PIK Facility Agent and the other parties thereto, as applicable, may amend, supplement or otherwise modify any PIK Finance Document with the consent of the Majority Lenders (except with respect to any Amendment affecting only the Loans or PIK Notes, as applicable, which shall require the majority consent of the Holders of the affected Loans or PIK Notes, as applicable) (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Loans and PIK Notes); and, any default or compliance with any provisions thereof may be waived with the consent of the Majority Lenders (except with respect to any Amendment affecting only the Loans or PIK Notes, as applicable, which shall require the majority consent of the Holders of the affected Loans or PIK Notes, as applicable) (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Loans or PIK Notes). However, without the consent of Holders holding not less than 90% of the then outstanding principal amount of Loans and PIK Notes (if any) voting together as a single class (except with respect to any Amendment affecting only the Loans or PIK Notes, as applicable), an amendment or waiver may not, with respect to any Loans held by a non-consenting Holder:

(1)           reduce the principal amount of Loans and PIK Notes whose Holders must consent to an amendment;

(2)           reduce the stated rate of or extend the stated time for payment of interest on any Loan;

(3)           reduce the principal of or extend the Maturity Date of any Loan;

(4)           reduce the premium payable upon the repayment of any Loan or change the time at which any Loan may be repaid, in each case as described in Clauses 7.3.1 and 7.3.2;

(5)           make any Loan payable in money other than that stated in this Agreement;

(6)           impair the right of any Holder to receive payment of principal of and interest on such Holder’s Loans on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Loans;

(7)           make any change in the provision of Clause 11 of this Agreement that adversely affects the right of any Holder of such Loans in any material respect or amends the terms of such Loans in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Company agrees to pay Additional Amounts, if any, in respect thereof;

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(8)           waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Loans by the Holders of at least a majority in aggregate principal amount of Loans and PIK Notes and a waiver of the payment default that resulted from such acceleration);

(9)           make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence;

(10)         make any change to the definition of “Majority Lenders” in Clause 1.1 “Definitions”); or

(11)         make any change in this Section 9.02.

The consent of the Holders is not necessary under this Agreement to approve the particular form of any proposed amendment of any PIK Finance Document. It is sufficient if such consent approves the substance of the proposed amendment.  A consent to any amendment or waiver under this Agreement by any Holder of Loans given in connection with a tender of such Holder’s Loans will not be rendered invalid by such tender.

The Loans issued on the Closing Date and any Additional Loans will be treated as a single class for all purposes under this Agreement including with respect to waivers and amendments.  For the purposes of calculating the aggregate principal amount of Loans or PIK Notes that have consented to or voted in favor of any amendment, waiver, consent, modifications or other similar action, the Company (acting reasonably and in good faith) shall be entitled to select a record date as of which the Euro Equivalent of the principal amount of any such Loans or PIK Notes shall be calculated in such consent or voting process.

SECTION 9.03.                 Revocation and Effect of Consents and Waivers.  (a)  A written consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Loan or portion of the Loan that evidences the same debt as the consenting Holder’s Loan, even if notation of the consent or waiver is not made on the Loan.  However, any such Holder or subsequent Holder may revoke the written consent or waiver as to such Holder’s Loan or portion of the Loan if the PIK Facility Agent receives the notice of revocation before the date on which the PIK Facility Agent receives an Officer’s Certificate from the Company certifying that the requisite number of consents have been received.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the (i) receipt by the Company or the PIK Facility Agent of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Agreement and any amendment hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or amendment) by the Company and the PIK Facility Agent.

(b)                The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their written consent or take any other action described above or required or permitted to be taken pursuant to this Agreement.  If a record date is fixed, then notwithstanding Section 9.03, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take

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any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04.                 [Reserved].

SECTION 9.05.                 PIK Facility Agent to Sign Amendments.  The PIK Facility Agent shall sign any amendment authorized pursuant to this Article 9 if the amendment does not impose any personal obligations on the PIK Facility Agent or adversely affect the rights, duties, liabilities or immunities of the PIK Facility Agent under this Agreement.  If it does, the PIK Facility Agent may, but need not sign it.  In signing such amendment the PIK Facility Agent shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment complies with this Agreement and that such amendment has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the Company enforceable against them in accordance with its terms, subject to customary exceptions.

SECTION 9.06.                 Payment for Consent.  Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement (or the appointment of any Proxy in relation to any of the foregoing) unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement or proxies in relation thereto.

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Schedule 4.05

1.               Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements.

2.               Indebtedness of HTCC and any Guarantees in respect thereof.

3.               Capitalized Lease Obligations in an aggregate outstanding principal amount of up to €75 million.

4.               Indebtedness incurred under the “Qualified Technological Equipment Lease” US cross-border sale and lease back transactions and any Guarantees in respect thereof.

5.               Indebtedness in an aggregate outstanding principal amount of up to €100 million.

6.               Guarantees with respect to an aggregate outstanding amount of €75 million.

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SIGNATORIES

Borrower

NORDIC TELEPHONE COMPANY FINANCE APS

By:	/s/ RICHARD WILSON	By:	/s/ OLIVER HAARMANN

Arranger

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ CHARLOTTE SEAGRAVE	By:	/s/ BRUCE MACKENZIE

Arranger

CREDIT SUISSE INTERNATIONAL

By:	/s/ CHRISTIAN REINER	By:	/s/ GIOVANNI CASTORINA

Manager

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ CHARLOTTE SEAGRAVE	By:	/s/ BRUCE MACKENZIE

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Manager

CREDIT SUISSE INTERNATIONAL

By:	/s/ CHRISTIAN REINER	By:	/s/ GIOVANNI CASTORINA

Manager

BARCLAYS CAPITAL

By:	/s/ KATE ARMSTRONG

Manager

J.P. MORGAN PLC

By:	/s/ JAY-MICHAEL BASLOW

Manager

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ SARAH MACKEY

PIK Facility Agent

DEUTSCHE BANK AG, LONDON

By:	/s/ CHARLOTTE SEAGRAVE	By:	/s/ BRUCE MACKENZIE

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